                                                                               .
                                                                               .
                                                                               .

                                                                    EXHIBIT 13.1






                                TABLE OF CONTENTS


CORPORATE PROFILE.............................................................................................................1

MESSAGE TO SHAREHOLDERS.......................................................................................................2

REACHING NEW HEIGHTS SEEKING NEW HORIZONS.....................................................................................4

SHAREHOLDER & INVESTOR INFORMATION............................................................................................7

FINANCIAL HIGHLIGHTS..........................................................................................................8

                                    CORPORATE
                                     PROFILE

California Independent Bancorp ("CIB") and its banking subsidiary, Feather River State Bank, provide full-service banking and financial services through nine offices, located in five Northern California counties.

Feather River State Bank was founded in 1977, and CIB became the Bank's holding company in 1995. Feather River State Bank has steadily grown into a leading regional banking franchise. The Bank enjoys a reputation for efficient and highly personal service, local decision-making and innovative financial services. Feather River State Bank celebrated a quarter century of service to a growing number of customers during 2002.

Customers of Feather River State Bank have more than 27,000 accounts and enjoy access to a full range of financial services to meet consumer, commercial, agri-business, real estate and small business needs. The Bank is a member of the Federal Deposit Insurance Corporation and each depositor's account is insured for up to $100,000.

Feather River State Bank also offers noninsured financial services through an affiliation with London Pacific Advisory Services, Inc., a registered Broker/Dealer, member NASD/SIPC, and London Pacific Investment Advisory Services, Inc., a Registered Investment Advisor.

Banking offices of Feather River State Bank are located in Colusa, Sutter, Placer, Yolo and Yuba Counties.

                                   MESSAGE TO
                                  SHAREHOLDERS

During 2002, California Independent Bancorp ("CIB") successfully met the challenge of change, while achieving the best financial performance in the Company's history. The achievements of 2002 came as we celebrated the 25th anniversary of our subsidiary, Feather River State Bank.

It was an honor for us to be named to our present positions of Chairman and President & CEO, respectively, this year. We would both like to extend our sincere thanks to David Offutt for his years of service as our Chairman and recognize his continuing and valued role as a Director. In March of 2002, Kevin Watson was named Chief Financial Officer of both the Company and the Bank and, later in the year, he was promoted to Senior Vice President. During the fourth quarter, Regional Lending Manager Steven Olin received a well-deserved promotion to Senior Vice President.

Although 2002 was a year of change, many things remained constant. First is our commitment to a philosophy of prudent management, along with an emphasis on asset quality. Further, we remain dedicated to measurably superior service and relationship banking, which are fundamental to the way we do business. We also continued the policy of paying cash dividends on the Company's common stock. We have done this in every year since 1980 and we have paid consecutive quarterly cash dividends since 1991.

We are pleased to report record financial results for the year ended December 31, 2002. Net income was $3,911,000, the highest in the history of the Company, a 177.6% increase over the $1,409,000 net income reported for 2001. Diluted earnings per share for 2002 was $1.74 per share, a 180.6% increase over diluted earnings per share of $0.62 reported in 2001. Total assets increased 19.7% to $367.1 million. Our loans and leases grew $22.1 million to a total of $214.4 million at December 31, 2002, and our total deposits grew $31.1 million to a total of $306.7 million at December 31, 2002. As 2002 progressed, we experienced accelerated performance, which was accomplished by the creation of real teamwork, resulting in a measurable increase in staff productivity.

After careful consideration of our long-term business strategy, the Board of Directors adopted a Shareholder Rights Plan. Under this plan, Rights were distributed as a dividend at the rate of one Right for each share of CIB common stock held by shareholders of record on December 2, 2002. Shareholders Rights Plans, like the plan adopted by your Company, are designed to encourage any groups that may be interested in acquiring the Company, to negotiate directly with the Board of Directors, thereby protecting our shareholders from the potential for inadequate offers and/or abusive tactics. At year-end, the Company successfully completed a tender offer to purchase 76,292 shares of its common stock at a purchase price of $25.00 per share. This is part of a longer-term stock repurchase program that reflects management's continued confidence in the Company's long-term prospects.

We owe a debt of gratitude for the achievements of 2002 to both our loyal customers and our dedicated team of employees. We are excited by the prospects and potential for the years ahead as we expand our franchise to deliver on our growth strategy. As always, we will strive to produce greater value for you, our shareholders.

                                   Sincerely,



  Alfred G. Montna                                         John I. Jelavich
Chairman of the Board                                       President & CEO

                              REACHING NEW HEIGHTS
                              SEEKING NEW HORIZONS

At a time when many of our competitors have consolidated or compacted their operations, California Independent Bancorp and its subsidiary, Feather River State Bank, have reached new heights in customer service, performance, and profitability.

This is a reflection of the values that have guided our growth for more than a quarter-century. As we celebrated our 25th anniversary in 2002, this milestone event reaffirmed the principles upon which our Bank was founded. Our unmitigated success is directly linked to our relationships with our customers and the communities we serve. Our long heritage in community banking reflects this tradition, and we have always been an involved and caring corporate citizen. This resonates through our community involvement, as well as our genuine interest in our customers' lives, we really get to know the people we serve.

A "PEOPLE" BUSINESS

Banking is, after all, a people business. And we strive to provide our customers with an extraordinary experience, whether we're serving them face-to-face, on the phone, through the mail or over the Internet. We go the extra mile to offer superior service. This is our ultimate goal, and to achieve it, we take a consultative approach to banking, carefully listening to our customers, then recommending financial solutions that truly serve the customers' needs.

                "As a premier Northern California community bank,
                  we are committed to meeting the needs of our
                customers with relationship-oriented products and
                 services, while creating an environment for our
                 employees to develop and prosper, resulting in
                          enhanced shareholder value."



We believe that our employees and the personality of our company set us apart from other banks. When employees feel good about where they work and what they do, they strive to create a pleasurable experience for our customers. Over the years, as customers enjoy a great experience with us, they tell others. We have established standards of performance and we provide recognition for superior sales and service. We also encourage successful referrals and proactive management of customer relationships. From top management to front-line customer service representatives, our company employees have shown a sincere enthusiasm for their work and a passion for helping and serving customers.

CAREFULLY MANAGED GROWTH

From the day we were established in 1977, we have followed a path of expansion that was carefully managed. Our geographic expansion was matched by a branch system that allowed us to bring our unique banking style to an increasing number of customers without compromising the principles of service that are the heart of our business philosophy. By the time we celebrated our 25th anniversary, we had grown to nine branches, with over 27,000 accounts, serving customers in five counties.

Our Company continually strives to implement new technologies and increase our collective knowledge to gain a distinct advantage over our competition. By arming our employees with the right tools and information, they can do their jobs better and faster. We continuously use technology to enhance the personal quality of our service and never to replace it. This helps employees serve our customers more efficiently, bringing them an ever increasing level of personal service.

LOOKING AHEAD

In the future, we seek new horizons of growth in the increasingly diverse markets that lie beyond our current service areas. We will pursue these growth opportunities with the same concern for sound management and credit quality that have characterized our Company's expansion in recent years.

We believe that solid, long term performance is essential to our success. If we consistently perform at high earnings levels, we can afford to support the expansion of our banking franchise, while shareholders benefit from excellent returns. For this reason, we are committed to high performance standards, both now and in the future.

The evolving story of California Independent Bancorp is the continuation of a journey of more than a quarter-century. On that journey, we share the promise of the future with a team of talented employees, loyal customers and dedicated shareholders. We see a future of expanding horizons for our organization and for the principles we share -- community involvement, quality customer relationships and solid, consistent performance. With a high measure of confidence, we are ready for the challenges of tomorrow.

                                 SHAREHOLDER AND
                              INVESTOR INFORMATION

PRICE RANGE OF COMMON STOCK

         California Independent Bancorp's ("CIB's") common stock is traded on the NASDAQ Stock Market under the trading symbol "CIBN." The common stock began trading on the NASDAQ Stock Market on July 31, 1996.

         The following table presents the high and low closing sale prices of CIB's common stock for each quarterly period for the last two years as reported and as retroactively adjusted for the effect of applicable stock dividends by the NASDAQ Stock Market:

                                             RANGE OF STOCK PRICES
                                            HIGH               LOW
2002 Quarters
4th                                     $      24.76     $      18.85
3rd                                            20.75            18.21
2nd                                            19.48            16.19
1st                                            21.57            18.00


                                             HIGH              LOW
2001 Quarters
4th                                     $      23.14     $      20.94
3rd                                            23.95            20.64
2nd                                            25.40            20.86
1st                                            20.86            17.23

CASH DIVIDEND INFORMATION

         After adjusting retroactively for the effect of applicable stock dividends, cash dividends paid on CIB's common stock were $0.42 per share for the year ended December 31, 2002 and $0.40 per share for the year ended December 31, 2001.

         CIB has paid cash dividends on its common stock since 1980, and has paid consecutive quarterly cash dividends since 1991. It is currently the intention of the Board of Directors to continue the payment of cash dividends on a quarterly basis. However, there is no assurance that cash dividends will be paid in the future, as such dividends are dependent upon the earnings, financial condition and capital requirements of CIB and Feather River State Bank, as well as legal and regulatory requirements.

         The number of shares issued and outstanding as of December 31,2002, was 2,152,751.

         Call your stockbroker or one of our market makers for stock information:


Wachovia Securities                                (888) 383-3112
Hoefer & Arnett                                    (800) 346-5544
Sandler O'Neill & Partners                         (800) 635-6851

         Wachovia Securities offers Dividend Reinvestment Plans. These plans allow conversion of cash dividends into whole or fractional shares of CIB stock. This service is offered free of fee or commission charges.

SHAREHOLDER INFORMATION

         Shareholders wishing more detailed information about CIB may obtain a copy of its Form 10-K or Quarterly Newsletter upon request from:

                  California Independent Bancorp
                  Investor Relations Department
                  Kevin R. Watson
                  1227 Bridge St., Suite C
                  Yuba City, CA 95991
                  (530) 674-6025
                  (800) 258-4334

STOCKHOLDER ACCOUNT INFORMATION

         If you have questions concerning your stockholder account, please call our transfer agent:

                  U.S. Stock Transfer Corporation
                  1745 Gardena Avenue
                  Glendale, California 91204
                  (800) 835-8778

ANNUAL MEETING

         The annual shareholders' meeting of CIB will be held May 20, 2003, 6:00 P.M., at Feather River State Bank's Colusa Avenue Branch located at 777 Colusa Avenue in Yuba City, California.

                                    FINANCIAL
                                   HIGHLIGHTS

CALIFORNIA INDEPENDENT BANCORP & SUBSIDIARIES FOR THE YEARS ENDED DECEMBER 31, (Dollars in thousands, except share data and ratios)

                                                            2002           2001           2000           1999            1998

Interest Income                                          $    20,920    $    21,358    $    23,126    $    22,743     $    24,279
Interest Expense                                               5,156          7,022          9,470          8,573           8,831
Net Interest Income                                           15,764         14,336         13,656         14,170          15,448
Provision for Loan and Lease Losses                              550          2,450            200          1,000           2,246
Net Interest Income After Provision for Loan and Lease
   Losses                                                     15,214         11,886         13,456         13,170          13,202
Noninterest Income                                             2,729          2,304          2,744          2,564           3,454
Noninterest Expense                                           11,934         12,194         11,806         13,273          12,330
Income Before Provision for Income Taxes                       6,009          1,996          4,394          2,461           4,326
Provision for Income Taxes (1)                                 2,098            587          1,675            752           1,475
Net Income From Continuing Operations                          3,911          1,409          2,719          1,709           2,851

Loss on Disposal of Subsidiary (2)                                --             --             --           (714)             --
(Loss) Income on Discontinued Operations                          --             --             --           (278)            158
Net Income                                               $     3,911    $     1,409    $     2,719    $       717     $     3,009

PER COMMON SHARE DATA (3)
Basic Earnings Per Share From Continuing Operations      $      1.76    $      0.64    $      1.23    $      0.81     $      1.40
Cash Dividends                                           $      0.42    $      0.40    $      0.38    $      0.36     $      0.34
Book Value                                               $     13.50    $     12.98    $     12.83    $     12.20     $     12.99
Dividend Payout Ratio                                          23.86%         62.50%         30.89%         47.37%          25.56%

Weighted Average Common Shares Outstanding -- Basic        2,224,285      2,215,532      2,208,675      2,108,669       2,041,282

FINANCIAL RATIOS FROM CONTINUING OPERATIONS
Return on Average Assets                                        1.18%          0.48%          0.91%          0.54%           0.95%
Return on Average Shareholders' Equity                         13.67%          5.18%         11.36%          6.70%          11.82%
Net Interest Margin                                             5.20%          5.31%          5.04%          5.39%           5.99%
Net Charge-Offs to Average Loans and Leases                   (0.25)%          1.45%          0.74%          0.14%           0.91%
Allowance for Loan and Lease Losses as a Percent of
   Loans and Leases                                             3.05%          2.86%          3.20%          4.20%           3.33%
Efficiency Ratio                                               64.53%         73.29%         71.99%         79.32%          65.23%

----------

(1) An adjustment of $113,000 and $129,000 was made reducing the Provision for Income Taxes in 1999 and 1998, respectively, relating to the tax treatment of certain dividends on preferred stocks held in the investment portfolio.

(2) The effect of discontinued operations is not presented in 2000 - 2002 due to immateriality.

(3) All per share amounts and the weighted average number of common shares outstanding as shown in the proceeding table have been adjusted retroactively, as applicable, to reflect the 5% stock dividends distributed in each of the years presented.

                           FINANCIAL TABLE OF CONTENTS


MANAGEMENT'S DISCUSSION & ANALYSIS................................................................................................10

INDEPENDENT AUDITOR'S REPORT......................................................................................................29

CONSOLIDATED FINANCIAL STATEMENTS.................................................................................................30

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS........................................................................................34

                       MANAGEMENT'S DISCUSSION & ANALYSIS

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

         Certain statements in the annual report, Form 10-K and in Management's Discussion and Analysis of Financial Condition and Results of Operations (excluding statements of fact or historical financial information) involve forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the "safe harbor" created by those sections. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry increases significantly; changes in the interest rate environment reduce margins; general economic conditions, either nationally or regionally, are less favorable than expected, resulting in, among other things, a deterioration in credit quality and an increase in the provision for possible loan and lease losses; the loss of key personnel; change in the regulatory environment; changes in business conditions; volatility of rate sensitive deposits; operational risks including data processing system failures or fraud; lending concentration in real estate; volatility in agricultural lending; asset/liability matching risks and liquidity risks; changes in the securities markets; and the effects of terrorism, including the events of September 11, 2001 and thereafter, and the conduct of the war on terrorism by the United States and its allies.

         The following discussion and analysis is designed to provide a better understanding of the significant changes and trends related to California Independent Bancorp's ("CIB's") and Feather River State Bank's (the "Bank's") (CIB and the Bank are collectively, the "Company") financial condition, operating results, asset and liability management, and liquidity and capital resources; and should be read in conjunction with the Consolidated Financial Statements of the Company and its accompanying notes.

CRITICAL ACCOUNTING POLICIES

         GENERAL

         California Independent Bancorp's consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") and general practices within the banking industry. The financial information contained within our statements is, to a significant extent, financial information that is based on measures of the financial effects of transactions and events that have already occurred. A variety of factors could affect the ultimate value that is obtained either when earning income, recognizing an expense, recovering an asset, or relieving a liability. Historical losses are used as a factor in determining the inherent loss that may exist in the loan portfolio. Actual losses may vary significantly from the historical factors being used. Other estimates being used are related to the useful lives of the depreciable assets.

         ALLOWANCE FOR LOAN AND LEASE LOSSES

         The allowance for loan and lease losses is an estimate of the losses that may be sustained in our loan portfolio. The allowance is based on two basic principles of accounting: (1) Statement of Financial Accounting Standards ("SFAS") No.5, "Accounting for Contingencies", which requires that losses be accrued when both of the following conditions are met: the loss is probable and it can be reasonably estimated; and (2) SFAS No.114, "Accounting by Creditors for Impairment of a Loan", which requires that losses be accrued based on the differences between the loan balance and the present value of the expected future cash flows, or the loan's observable market price, or the fair value of the collateral.

         The allowance for loan and lease losses consists of three components: the general reserve, the specific reserve, and the unallocated reserve. The general reserve is calculated based on a reserve ratio established for each loan type. The reserve ratio is determined by historical credit loss experience. The reserve ratios are adjusted from time to time to reflect the most recent loss information coupled with the historical data. The specific reserve is an estimate for identified credits. This reserve is calculated based upon quantitative analysis, present knowledge of the specific loans, and subjective evaluation of the likelihood of future loss. The unallocated reserve is based upon general economic conditions and industry or geographic sectors that are not recognized in the first two components.

SUMMARY OF FINANCIAL RESULTS

         CIB, through the Bank, engages in a broad range of financial service activities. The Bank commenced operations in 1977. CIB was formed in 1994 and, after receiving regulatory and shareholder approval, became the holding company for the Bank in May 1995.

         In 2002, the Company recognized a significant increase in total assets over 2001. At December 31, 2002, total assets were $367,083,000 as compared to $306,642,000 at December 31, 2001. Cash and cash equivalents increased to $40,046,000 at December 31, 2002 over $23,047,000 at December 31, 2001, while total investments increased to $100,239,000 at December 31, 2002 from $77,996,000 at December 31, 2001. Net loans and leases increased 11.3% to $207,896,000 at December 31, 2002 over $186,783,000 at December 31, 2001. Total deposits increased 11.3% to $306,726,000 at year-end 2002 over $275,576,000 at year-end 2001. The Company's shareholders' equity increased $1,601,000, or 5.8%, to $29,056,000 at December 31, 2002 over $27,455,000 at December 31, 2001.

         During 2002, the Company recognized record net income of $3,911,000 an increase of $2,502,000, or 177.6%, over $1,409,000 recognized in 2001. The large increase in net income in 2002 over 2001 was principally due to a number of factors including: increased net interest income as a result of strong loan growth and decreased cost of funds; an increase in noninterest income; a decrease in noninterest expense; and the large charge-off in the fourth quarter of 2001 which required a substantial provision for possible loan and lease losses in 2001. This and other factors impacting the Company's net income are discussed in detail throughout this Management's Discussion and Analysis.

         Basic earnings per share in 2002 were $1.76, an increase of $1.12, or 175.0%, over 2001 basic earnings per share from continuing operations of $0.64. Diluted earnings per share were $1.74 in 2002 and $0.62 in 2001. The Company paid cash dividends of $0.42 per share in 2002, $0.40 per share in 2001, and $0.38 per share in 2000. Additionally, the Company declared and distributed 5% stock dividends in 2002, 2001, and 2000. Consequently, for all periods presented, basic and diluted earnings per share, cash dividends paid on shares of Common Stock, and the weighted-average number of shares, have been adjusted retroactively to reflect the 5% stock dividends distributed on September 20, 2002, September 25, 2001, and September 15, 2000, as well as all other previously declared and distributed stock dividends and splits.

         The following table depicts the Average Daily Balance Sheets for the years ended December 31, 2002, 2001, and 2000. This table shows the composition of average earning assets and average interest-bearing liabilities, average yields and rates, and the Company's net interest spread for years 2000 through 2002.

AVERAGE DAILY BALANCE SHEETS
(DOLLARS IN THOUSANDS, EXCEPT PERCENTAGES)

                                              2002                            2001                             2000
                                 AVERAGE     YIELD/  INTEREST    AVERAGE      YIELD/   INTEREST    AVERAGE     YIELD/   INTEREST
                                 BALANCE      RATE    AMOUNT     BALANCE       RATE     AMOUNT     BALANCE      RATE     AMOUNT
Assets
Earning-Assets:
   Short-Term Investments:
   Federal Funds Sold           $   5,471     1.43%  $      78   $  13,266     3.65%    $  484    $  10,812     5.83%  $     630
Investment Securities:
   Taxable                         92,581     5.42%      5,022      70,127     6.20%      4,347      88,215     6.59%      5,815
   Non-Taxable (1)                  1,576     4.19%         66       2,258     4.12%         93       2,920     4.08%        119
Total                              94,157     5.40%      5,088      72,385     6.13%      4,440      91,135     6.51%      5,934
Loans and Leases (2)              203,391     7.75%     15,754     184,397     8.91%     16,434     169,273     9.78%     16,562
Total Earning Assets              303,019     6.90%     20,920     270,048     7.91%     21,358     271,220     8.53%     23,126
Allowance for Possible Loan
   Losses                          (5,797)                          (5,188)                          (6,583)
Non Earning Assets:
Cash and due from banks            14,541                           13,061                           12,366
Premises and Equipment              6,830                            6,909                            7,102
Other                              11,985                           11,253                           14,168
Total Non-Earning Assets           33,356                           31,223                           33,636
Total Assets                    $ 330,578                        $ 296,083                        $ 298,273

Liabilities and Shareholders'
   Equity
Interest-Bearing Liabilities:
   Demand, Savings and Money
     Market                     $ 118,442     0.95%  $   1,122   $ 108,286     1.94%    $ 2,098   $ 111,132     3.00%  $   3,336
   Time Certificates               99,734     3.34%      3,328      95,684     5.02%      4,804      98,438     5.71%      5,620
   Other Interest--Bearing
     Liabilities                   17,614     4.01%        706       2,899     4.14%        120       8,099     6.35%        514
Total Interest--Bearing
   Liabilities                    235,790     2.19%      5,156     206,869     3.39%      7,022     217,669     4.35%      9,470
Noninterest-Bearing
   Liabilities:
   Demand deposits                 60,513                           58,235                           53,724
   Other Liabilities                5,675                            3,775                            2,942
Total Noninterest-Bearing
   Liabilities                     66,188                           62,010                           56,666
   Shareholders' Equity            28,600                           27,204                           23,938
Total Liabilities and
   Shareholders' Equity         $ 330,578                        $ 296,083                        $ 298,273
Net Interest Income                                  $  15,764                        $  14,336                        $  13,656
Net Interest Spread                           4.71%                            4.51%                            4.18%

----------

(1) The yield that relates to income on certain securities that are exempt from federal income taxes has not been adjusted to reflect its tax-equivalized yield.

(2) Loan interest includes loan fees of $733,000, and $792,000, and $837,000 in 2002, 2001, and 2000, respectively.

NET INTEREST INCOME

         Net interest income, the difference in interest earned on assets and interest paid on liabilities, increased to $15,764,000 for 2002 over a comparable 2001 net interest income figure of $14,336,000. Interest earning assets consist of overnight federal funds sold, investment securities, and loans and leases. In total, these assets averaged $303,019,000, $270,048,000, and $271,220,000 in 2002, 2001, and 2000, respectively. Average loans and leases were $203,391,000, $184,397,000, and $169,273,000 in 2002, 2001, and 2000,
respectively, representing an increase of 10.3% in 2002 over 2001, and an increase of 8.9% in 2001 over 2000.

         Interest income decreased 2.1% for 2002 to $20,920,000 from $21,358,000 for 2001. Interest income was $23,126,000 for 2000.

         The Company's primary source of income is interest and fees on loans and leases. For full-year 2002, interest and fees on loans and leases decreased $680,000 from the comparable 2001 period. The decline in interest and fee income is primarily the result of a 1.16% reduction in portfolio yield which was driven by the Federal Reserve Bank's easing of interest rates throughout 2001 and the further reduction in November 2002. The impact of the lower portfolio yield on interest and fee income was significantly offset by an increase of $18,994,000 in average loan and lease balances outstanding in 2002 over 2001. This increase in average loan and lease balances outstanding is directly attributable to successful business development efforts whereby the Company has intensified its focus on real estate secured and commercial lending in its geographic market segments, as well as the Company recommiting itself to promoting a productive sales culture that emphasizes relationship banking.

         Interest earned on investment securities increased $648,000, or 14.6%, for 2002 over 2001. Average investment securities in 2002, 2001, and 2000 were $94,157,000, $72,385,000, and $91,135,000, respectively. The principal reason for the increase in interest earned was due to the large increase of $21,772,000, or 30.1%, in the average balance of investment securities in 2002 over 2001, which was the result of the adoption of a leveraged investment strategy whereby qualified securities were purchased utilizing borrowed funds. The easing interest rate environment negatively impacted the overall yield of the investment portfolio as it fell to 5.4% in 2002 from 6.1% in 2001. Interest income on investment securities for the years ended December 31, 2002, 2001, and 2000 was $5,088,000, $4,440,000, and $5,934,000, respectively. When comparing
2001 with 2000, the decrease in interest income on investments was $1,494,000, or 25.2%. This was due both to a decrease in volume and a decrease in the average interest rate earned on the investment portfolio, which was 6.1% for 2001 versus 6.5% for 2000.

         Average federal funds sold were $5,471,000 for 2002, $13,266,000 for 2001, and $10,812,000 for 2000, representing a decrease of 58.8% in 2002 from 2001, and an increase of 22.7% in 2001 over 2000. The yield on federal funds sold was 1.4%, 3.6%, and 5.8% for full-year 2002, 2001, and 2000, respectively, and is reflective of the general interest rate environment as previously discussed.

         After considering the effect of the preceeding factors that had an impact on the Company's interest income, the overall yield on average earning assets was 6.9%, 7.9%, and 8.5% for the full-years ending 2002, 2001, and 2000, respectively.

         Average interest-bearing liabilities increased to $235,790,000 for 2002 as compared to $206,869,000 for 2001 and $217,669,000 for 2000. The primary component of interest-bearing liabilities is interest-bearing deposits which averaged $218,176,000, $203,970,000, and $209,570,000 for 2002, 2001, and 2000,
respectively. The Company has experienced a significant decrease in total interest expense on deposits of $2,452,000, or 35.5%, in 2002 from 2001. This decrease is due to an overall decrease in the average cost of deposits from 3.4% for 2001 to 2.0% in 2002. This sharp decline in average deposit costs was a direct result of the reduced interest rate environment.

         The Company experienced an increase of $14,715,000 in average other interest-bearing liabilities when comparing 2002 with 2001. Other interest-bearing liabilities consists primarily of borrowings from the Federal Home Loan Bank ("FHLB") and Federal Reserve Bank. Historically, during the months of November through May, the Bank experiences excess liquidity. The Bank's seasonal agricultural and construction loan demand, which typically occurs each year from early June through late October, tends to absorb excess liquidity and frequently results in a net borrowed position during that time frame. The average balance of other interest-bearing liabilities was $17,614,000, $2,899,000, and $8,099,000 in 2002, 2001, and 2000, respectively.
During 2002, the Company adopted a leveraged investment strategy whereby investment securities were purchased utilizing borrowed funds from the FHLB.

         After considering the effect of the preceding factors that had an impact on the Company's interest expense, total interest expense decreased 26.6% to $5,156,000 for 2002 from $7,022,000 for 2001 and decreased 25.9% for 2001 from $9,470,000 for 2000. The decline in 2002 from 2001 is the result of the overall reduced interest rate environment as interest-bearing liabilities increased from the previous year.

         The rate paid on total average interest-bearing liabilities was 2.2%, 3.4%, and 4.4%, for the full-years ending 2002, 2001, and 2000, respectively. Consequently, the net interest spreads were 4.71%, 4.51%, and 4.18%, for the full-years ending 2002, 2001, and 2000, respectively.

CHANGES IN INTEREST RATES AND THE VOLUME OF INTEREST SENSITIVE ASSETS AND LIABILITIES

         Changes in the rates earned and paid and the volume of interest-earning assets and interest-bearing liabilities affect the Company's net interest margin. The impact of changes in volume and rate on net interest income in 2002 compared to 2001, and 2001 compared to 2000, is shown in the following table.

CHANGES IN VOLUME/RATE
(DOLLARS IN THOUSANDS)

                                                      2002 COMPARED TO 2001                        2001 COMPARED TO 2000
                                                VOLUME         RATE            TOTAL         VOLUME         RATE            TOTAL

Federal Funds Sold                           $      (285)   $      (121)   $      (406)   $       143    $      (289)   $      (146)
Investment Securities:
   Taxable                                         1,395    $      (720)           675         (1,192)          (276)        (1,468)
   Nontaxable                                        (28)   $         1            (27)           (27)             1            (26)
Loans and Leases                                   1,690    $    (2,370)          (680)         1,478         (1,606)          (128)
     Total                                   $     2,772    $    (3,210)   $      (438)   $       402    $    (2,170)   $    (1,768)
Demand, Savings and Money Market                     197    $    (1,173)          (976)           (85)        (1,153)        (1,238)
Time Certificates                                    202    $    (1,678)        (1,476)          (157)          (659)          (816)
Other                                                609    $       (23)           586           (330)           (64)          (394)
     Total                                   $     1,008    $    (2,874)   $    (1,866)   $      (572)   $    (1,876)   $    (2,448)
Increase (Decrease) in Net Interest Income   $     1,764    $      (336)   $     1,428    $       974    $      (294)   $       680

NONINTEREST INCOME

         Noninterest income for 2002 was $2,729,000, an increase of $425,000, or 18.4%, from 2001, which stood at $2,304,000. Noninterest income in 2001 was 16.0% less than the 2000 amount of $2,744,000. The table below sets forth the components of noninterest income for the years indicated:

NONINTEREST INCOME
(DOLLARS IN THOUSANDS)

                                                     2002           2001           2000

Service Charges and Fees on Deposit Accounts     $      1,271   $      1,083   $      1,009
Brokered Loan Fees                                        172            158            112
Loan Servicing Fees                                       298            366            489
Earnings on Bank Owned Life Insurance Policies            295            280            260
Other                                                     693            417            874
Total                                            $      2,729   $      2,304   $      2,744

         Service charges and fees on deposit accounts, one of the main components of noninterest income, increased in 2002 to $1,271,000, or 17.4%, over the 2001 amount of $1,083,000. An increase in deposits and an increase in the charges administered led to the increase in service charges and fees from prior years.

         Brokered loan fees, another primary source of noninterest income, were $172,000 in 2002. This represents an increase of $14,000, or 8.9%, from 2001, which stood at $158,000. The increase in brokered loan fee income from 2000 to 2002 is largely attributable to higher demand in the home refinance market due to the decreased interest rate environment.

         Loan servicing fees, another major component of noninterest income declined 18.6% to $298,000 in 2002, from $366,000 in 2001. This decrease is principally due to the lower amount of total loans serviced which is described in detail in the "Loans and Leases" section of this Management's Discussion and Analysis.

         Earnings on Bank Owned Life Insurance Policies were $295,000, 280,000, and 260,000 for 2002, 2001, and 2000, respectively. The earnings represent the increase in the cash surrender value of the policies that are on certain directors and officers.

         All other noninterest income increased $276,000, or 66.2%, to $693,000 in 2002, from $417,000 during the comparable 2001 period. The primary reason for this increase was a non-recurring gain of $143,000 on the sale of other real estate owned during 2002. Increases were also recognized in other charges and fees, and miscellaneous income items.

NONINTEREST INCOME

         Noninterest expense decreased $260,000, or 2.1%, in 2002 to $11,934,000 from 2001 results, which stood at $12,194,000. The 2001 results reflected an increase of 3.3% from 2000 totals of $11,806,000. The table below sets forth the components of noninterest expense for the years indicated.

NONINTEREST EXPENSE
(DOLLARS IN THOUSANDS)

                                          2002         2001           2000

Salaries and Benefits                $      6,664   $      6,887   $      6,133
Occupancy                                     820            822            726
Furniture and Equipment                     1,261          1,171          1,170
Other Operating and Administrative          3,189          3,314          3,777
Total                                $     11,934   $     12,194   $     11,806

         Salaries and benefits, the largest component of noninterest expense, was $6,664,000 for 2002, $6,887,000 for 2001, and $6,133,000 for 2000,
representing a decrease of 3.2% in 2002 from 2001, and an increase of 12.3% in 2001 over 2000. Although the Bank experienced increases in its cost of employee benefit plans, primarily medical insurance and costs associated with the Company's 401K plan, and additional staffing for the new branch openings in Lincoln and Roseville, California, in 2001, it was able to reduce salaries and benefits expense by improving efficiencies and productivity.

         Collectively, occupancy and furniture and equipment expenses increased $88,000, or 4.4%, for 2002 over 2001 and stood at $2,081,000 and $1,993,000, for the full year periods, respectively. During 2001, the Company recognized an increase of 5.1% from $1,896,000 in 2000. The increase in 2002 over 2001 was principally driven by the new branches in Lincoln and Roseville, California as described in the preceding paragraph.

         Other operating and administrative expenses were $3,189,000 for 2002, a decrease of $125,000, or 3.8% from 2001's non-interest operating and administrative expenses of $3,314,000. This same classification of expenses amounted to $3,777,000 in 2000. The decline in other noninterest operating and administrative expense during 2000 to 2002 is attributed primarily to a variety of initiatives implemented by the Company to further streamline workflow processes and improve its use of technology, thereby achieving greater operational efficiency. For a breakdown of the other noninterest operating and administrative expenses, please see footnote 14 in the Notes to Consolidated Financial Statements.

INCOME TAXES

         The provision for income taxes was $2,098,000 in 2002, $587,000 in 2001, and $1,675,000 in 2000. The Company's effective tax rate was 34.9%, 29.4%, and 38.1%, for full-year's 2002, 2001, and 2000, respectively.

LOANS AND LEASES

         The Company continues to emphasize real estate, real estate construction, commercial, agricultural, and consumer lending activities. During 2002, the Company continued its focus to improve asset quality, to meet customers' needs in its geographic market segments, and recommit itself to promoting a productive sales culture that emphasizes relationship banking. All of these factors led to the strong year over year growth in the loan portfolio. Gross loans and leases increased $22,147,000, or 11.5%, when comparing December 31, 2002 with December 31, 2001. The increase in gross loans and leases during 2002 is attributable to the substantial increase in the commercial real estate mortgage secured loan portfolio and to the modest increases in the commercial real estate construction and agricultural loan portfolios. The Company experienced declines in the commercial, consumer, and lease portfolios.

         The Company lends primarily to small and medium-sized businesses, small to large-sized farms, professionals, and consumers within its market area, which is principally comprised of Sutter, Yuba, Colusa, Yolo, and Placer counties, and secondarily, Sacramento, El Dorado, Butte, and Glenn counties. A significant portion of the Company's loan portfolio consists of loans secured by commercial, agricultural, and residential real estate. The following table depicts the composition of the Bank's loan and lease portfolio as of December 31, for each of the last five years:

COMPOSITION OF LOAN AND LEASE PORTFOLIO
(DOLLARS IN THOUSANDS)

                                                           DECEMBER 31,
                               2002           2001            2000           1999           1998

Commercial                 $     25,428   $     26,763   $     20,494   $     19,076   $     22,998
Agricultural                     17,536         13,329         21,197         36,035         49,106
Real Estate-Construction         35,287         32,268         35,783         30,514         53,968
Real Estate-Mortgage            123,991        100,685         75,627         46,004         28,930
Consumer                          4,390          4,827          4,472          2,524          2,443
Lease Financing                   5,891         11,654         19,609         27,010         23,034
Other                             1,905          2,755          1,833            158            393
Total                      $    214,428   $    192,281   $    179,015   $    161,321   $    180,872

         During 2002, the Bank continued to realize substantial growth in its real estate mortgage loan portfolio. The year-end balance of mortgage loans secured by commercial, agriculture, and residential real estate increased $23,306,000, or 23.1%, at year-end 2002 over year-end 2001. This increase is attributable to the strategic decision to focus expansion into Placer county, the Bank's newest market, which is one of the highest growth rate areas in the state. At December 31, 2002, the Bank's real estate mortgage loan portfolio equaled $123,991,000, or 57.8%, of the total loan and lease portfolio. At December 31, 2001, the real estate mortgage loan portfolio equaled $100,685,000, or 52.4%, of the total loan and lease portfolio. These loans are fully secured by real estate collateral and advances are limited to 65% to 80% of the real estate's appraised value depending on the type of loan. Due to the large make-up of real estate mortgage loans in the portfolio, the Directors' Loan Committee monitors this asset concentration on a monthly basis. Sub-classifications have been identified within the asset class and are monitored and analyzed with established limitations. The Bank's current concentration limits requires commercial real estate mortgage, residential real estate (exclusive of Home Equity Loans and Home Equity Lines of Credit) and commercial real estate construction to total no more than 75% of total loans. The Bank makes real estate construction loans, primarily to finance a variety of commercial, office, and retail projects, as well as for the construction of single-family homes. At December 31, 2002, these loans increased $3,019,000, or 9.4%, compared to year-end 2001. The Bank had $35,287,000, or 16.5%, and $32,268,000, or 16.8%, of
its total loan and lease portfolio in real estate construction loans outstanding at December 31, 2002 and 2001, respectively. The growth was recognized due to the Company's expansion into Placer county. In all cases, real estate construction loans are fully secured by the real property being improved. Advance rates are limited to 70% to 75% of the project's appraised value at completion depending upon the type of project. Generally, to further its business development goals, the Bank enters into construction lending relationships with the commitment, or the intent to commit, to provide term real estate mortgage financing to its customer upon project completion.

         The Bank makes commercial and small business loans (including lines of credit) that are secured by the assets of the business. Commercial loans decreased $1,335,000, or 5.0%, between December 31, 2001 and December 31, 2002. The decrease is the result of a softening commercial loan demand and increased competition throughout the Bank's geographically served areas. The Bank had $25,428,000, or 11.9%, and $26,763,000, or 13.9%, of the total loan and lease portfolio in commercial and industrial loans outstanding at December 31, 2002 and 2001, respectively.

         The Bank provides agricultural production lines of credit and other agricultural loans that are secured by crops, crop proceeds, and other collateral. These loans are generally at their peak in the third quarter of each year. At December 31, 2002, agricultural loans increased $4,207,000, or 31.6%, in comparison to December 31, 2001. Although agricultural loans increased from the previous year, they represent a significantly smaller percentage of the loan and lease portfolio than several years prior. This trend was the result of the Bank's decision to diversify into real estate secured and commercial lending. Additionally, the decline in agricultural loans is due to the Bank's enhanced credit standards which resulted in lower agricultural loan production, the economic adversities affecting certain agricultural commodities produced in the Bank's trade area which have softened new loan demand, and to lending competition in the Bank's core market area which remains competitive. The Bank had $17,536,000, or 8.2%, and $13,329,000, or 6.9%, of the total loan and lease portfolio in agricultural loans outstanding at December 31, 2002 and 2001, respectively. Approximately 3.3% of these loans are guaranteed by the Farm Service Agency ("FSA," an agency of the U.S. Department of Agriculture).

         The Bank grants consumer loans, including secured and unsecured loans and lines of credit, to finance a variety of consumer needs. At December 31, 2002, consumer loans decreased $437,000, or 9.1%, from December 31, 2001. The Bank had $4,390,000, or 2.0%, and $4,827,000, or 2.5%, of the total loan and lease portfolio in consumer loans at December 31, 2002 and 2001, respectively. The decrease in this loan category is due to increased competition and special pricing programs for new car financing by other lenders.

         During 2002, the Bank experienced a significant decline in its lease portfolio. As of December 31, 2002, lease financing receivables declined $5,763,000, or 49.5%, from year-end 2001. The decline is the direct result of the Bank's decision in the first quarter of 2000 to discontinue originating and purchasing leases through its subsidiary E.P.I Leasing Co., Inc. ("EPI"). Consequently, the reduction of the remaining lease portfolio during 2002 was basically due to scheduled lease portfolio principal reductions. The Bank had $5,891,000, or 2.7%, and $11,654,000, or 6.1%, of the total loan and lease portfolio in leases at December 31, 2002 and 2001, respectively.

         In conjunction with the Bank's March 21, 2000 decision to discontinue and wind-down the operations of EPI, servicing of the lease portfolio was outsourced to Bancorp Financial Services, Inc. ("BFS"), a third party specializing in the origination, acquisition, and servicing of small ticket leases. On May 21, 2001, Humboldt Bancorp, BFS' parent company, announced a plan to wind-down the operations of BFS in an orderly fashion over time. Subsequently, on January 28, 2002, BFS notified the Bank that it had targeted March 31, 2002 as the completion date for its wind-down process and furthermore advised the Bank of their intent to resign as the servicer of the EPI lease portfolio. As a result of these developments, the Bank entered into a contract on March 20, 2002, effective May 1, 2002, with Portfolio Financial Servicing Company, Inc. ("PFSC") as the successor servicer of the EPI lease portfolio. PFSC is a third party specializing in the servicing of lease portfolios.

         The Company also originates certain mortgage loans on residential and agricultural properties, which it sells into the secondary market to divest itself of the interest rate risk associated with these mostly fixed-interest rate products. The Company accounts for these loans in accordance with Statement of Financial Accounting Standards No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a replacement of FASB Statement No. 125".

         As of December 31, 2002, 2001, and 2000, total loans serviced by the Company were $32,184,000, $78,062,000, and $92,741,000. Total loans sold by the
Company were $698,000 in 2002, $1,726,000 in 2001, and $760,000 in 2000. The
decreasing trend in loans serviced over the last three years is the result of the Company changing its focus to brokered loans rather than serviced loans. The Company expects this trend to continue due to principal amortization, loan payoffs, and fewer loan originations.

QUALITY OF LOANS AND LEASES

         Inherent in the lending function is the fact that loan and lease losses will be experienced, and the risk of loss will vary with the type of loan or lease extended, general economic conditions, and the creditworthiness of the borrower. To reflect the estimated risks of loss associated with its loan and lease portfolio, provisions are made to the Company's allowance for loan and lease losses. As an integral part of this process, the allowance for loan and lease losses is subject to review and possible adjustment as a result of Management's assessment of risk, third party reviews, or regulatory examinations conducted by governmental agencies.

ALLOWANCE FOR LOAN AND LEASES LOSSES

         The Company uses the allowance method in providing for loan and lease losses. Additions to the Allowance for Loan and Lease Losses ("ALLL") are made by provisions for possible losses which are charged to operating expense and are based upon past loss experience and estimates of potential losses which, in Management's judgment and in accordance with generally accepted accounting principles, deserve current recognition. Loan and lease losses are charged against the ALLL and recoveries are credited to it. The ALLL at December 31, 2002 was $6,532,000, or 3.0% of total loans and leases outstanding compared to $5,498,000, or 2.9% of total loans and leases outstanding at December 31, 2001. The ALLL consists of three components: general reserve, specific reserve, and unallocated reserve.

         The general reserve is consistent with SFAS No. 5 "Accounting for Contingencies" and establishes a reserve for performing loans. A reserve ratio based on historical loss data is determined for each loan type. The reserve ratios ranging from 0.25% - 3.00% are applied to the loan type balance, less any loan amounts with a specific reserve, to calculate the general reserve. Additionally, a 0.10% "special reserve" for economic uncertainty is applied to the aggregate performing loan balance. At December 31, 2002, the general reserve was $2,061,000, or 31.6%, of the ALLL.

         The specific reserve is consistent with SFAS No.114 "Accounting by Creditors for Impairment of a Loan", and establishes a reserve for impaired loans graded as "special mention", "substandard", and "doubtful". At December 31, 2002, the specific reserve was $2,910,000, or 44.5%, of the ALLL.

         The unallocated reserve is the portion of the ALLL not defined in the general or specific reserve. This reserve is for losses from economic events, industry, or geographic sectors, and the inherent imprecision in the underlying assumptions used to reserve for losses in the general and specific reserve calculations. Additionally, it is the result of past favorable collections of previously charged-off loan positions and the successful collection of certain loans that held sizable specific reserves that are no longer required.

         Management believes that the total ALLL is adequate to cover potential losses in the loan and lease portfolios. While Management uses all available information to provide for loan and lease losses, actual losses may vary from current estimates and future additions to the ALLL may be necessary.

         Provisions to the ALLL totaled $550,000 and $2,450,000 for the years ended December 31, 2002 and December 31, 2001, respectively. During 2002, provisions to the ALLL were driven by strong loan growth. Management deemed it prudent to increase the ALLL in conjunction with the growth of the loan portfolio. Full-year 2001 provisions were caused by the charge-off during the fourth quarter of the Bank's exposure to a large, long running agribusiness problem credit relationship. Additionally, the Bank moved aggressively to build loan loss reserves on other agricultural real estate supported loans and a construction loan relationship.

         The Company had loan and lease charge-offs of $442,000 for 2002, $3,109,000 for 2001, and $1,740,000 for 2000. Over the same periods, the Company had recoveries of $926,000, $433,000, and $493,000, respectively. This resulted in the Company experiencing net recoveries of $484,000 in 2002, net loan and lease charge-offs of $2,676,000 in 2001, and $1,247,000 in 2000. These net charge-offs are equal to (0.2%), 1.5%, and 0.7%, of average loans and leases for 2002, 2001, and 2000.

         The following table illustrates the activity in the Bank's allowance for loan and lease losses for the years ending December 31, 1998 through 2002.

ACTIVITY IN ALLOWANCE FOR LOAN AND LEASE LOSSES
(DOLLARS IN THOUSANDS, EXCEPT PERCENTAGES)

                                                       2002             2001           2000          1999            1998

Balance of Allowance at January 1                   $     5,498     $     5,724    $     6,771    $     6,024    $     5,514
   Charge-Off by Loan Category:
     Commercial                                              --             764            585             25            699
     Agricultural                                            --           2,063            232             54            775
     Real Estate-Construction                                --              --            247            115            189
     Real Estate-Mortgage                                    --              --             --              8             --
     Consumer                                                14              14             19             15             49
     Lease Financing                                        408             268            657            930            621
     Other                                                   20              --             --             --             --
        Total                                               442           3,109          1,740          1,147          2,333
Recoveries by Loan Category:
     Commercial                                             203             249             59            191            299
     Agricultural                                           578               9             81            160             --
     Real Estate-Construction                                --              --            180            267             --
     Real Estate-Mortgage                                    --              35             --             --             --
     Consumer                                                 2               2              2             --             98
     Lease Financing                                        135             138            171            276            200
     Other                                                    8              --             --             --             --
        Total                                               926             433            493            894            597
Net Charge-offs (Recoveries)                               (484)          2,676          1,247            253          1,736
Provision Charged to Expense                                550           2,450            200          1,000          2,246
Balance, December 31                                $     6,532     $     5,498    $     5,724    $     6,771    $     6,024

Total Loans and Leases at End of Year               $   214,428     $   192,282    $   179,015    $   161,321    $   180,872
Average Loans and Leases                                203,391         184,397        169,273        181,166        189,892
Ratios:
Net Charge-offs (Recoveries) to Average Loans and
   Leases                                                 (0.24)%          1.45%          0.74%          0.14%          0.91%
Allowance to Loans and Leases at End of Year               3.05%           2.86%          3.20%          4.20%          3.33%

         In the preceding table, loan and lease losses are divided among the loan types. During 2002, the bulk of the charge-offs were in the lease portfolio which totaled $408,000, or 92.3%, of the total charge-offs. Previously, the Company purchased leases from EPI, who originated the leases. Lease originations were discontinued in March 2000, and EPI's operations were wound-down. As previously discussed, lease servicing will continue to be outsourced to a qualified and experienced third party lease servicing provider. Recognizing the inherent risks associated with lease activity, the Company continues to maintain higher reserves for this portfolio than other conventional loan portfolios. Other and consumer categories made up the rest of the charge-offs with $20,000 and $14,000, respectively.

         For 2001, the largest category of loss was in the agricultural portfolio. The losses were $2,063,000, or 66.4% of total losses. This entire amount was centered in one large, long running agribusiness problem credit relationship that experienced a sharp decline in the real estate collateral value during the fourth-quarter driven principally by the softening of the overall local agricultural economy.

         The commercial portfolio experienced losses of $764,000 at December 31, 2001. Approximately 60.2%, or $460,000, of the loss experienced in commercial loans was centered in the same agribusiness relationship discussed in the preceding paragraph. The remaining $304,000 of commercial charge-offs were attributable to two borrowers. The largest is a contractor who liquidated and filed bankruptcy resulting in a loss of $162,000. The Company recovered the amount charged-off through the sale of residential lots that had been pledged as additional security on the loan. The other commercial loan was a protracted workout, for which the Bank had obtained real property collateral as additional security. Due to the excessive passage of time while trying to liquidate the property, the loan was charged-off. The borrower subsequently sold the property and the Bank recovered its prior charge-off.

         The lease portfolio losses at December 31, 2001 were $268,000, and the consumer losses were $14,000. The allocation of the ALLL by loan and lease type as of December 31 for each of the last five fiscal years is summarized in the following table. Any allocation or breakdown in the ALLL is provided for informational purposes only and should not be construed to lend an appearance of exactness that does not exist. Thus, the following allocation should not be interpreted as an indication of expected amounts or categories where charge-offs will occur. Management uses available information to provide for loan and lease loss reserve allocation; however, future additions to the ALLL may be necessary based upon changes in the economic conditions and other variables.

ALLOCATION OF ALLOWANCE
(DOLLARS IN THOUSANDS, EXCEPT PERCENTAGES)

                             DECEMBER 31, 2002         DECEMBER 31, 2001           DECEMBER 31, 2000
                                       PERCENT OF                 PERCENT OF                   PERCENT OF
                                        LOANS IN                   LOANS IN                     LOANS IN
                                          EACH                       EACH                         EACH
                                       CATEGORY TO                CATEGORY TO                  CATEGORY TO
                          AMOUNT       TOTAL LOANS   AMOUNT       TOTAL LOANS     AMOUNT       TOTAL LOANS
Balance Applicable to:
Commercial               $     575           11.9%   $   1,072           13.9%   $   1,165           11.4%
Agricultural                   738            8.2%         754            6.9%       1,065           11.8%
Real
   Estate-Construction       1,502           16.5%       1,270           16.8%         399           20.0%
Real Estate-Mortgage         1,484           57.8%       1,320           52.4%         578           42.2%
Consumer                        85            2.0%          67            2.5%          36            2.5%
Lease Financing                243            2.7%         488            6.1%         832           11.0%
Other                        1,905            0.9%         527            1.4%       1,649            1.0%
Total                    $   6,532          100.0%   $   5,498          100.0%   $   5,724          100.0%

                             DECEMBER 31, 1999             DECEMBER 31, 1998
                                        PERCENT OF                    PERCENT OF
                                         LOANS IN                      LOANS IN
                                           EACH                          EACH
                                        CATEGORY TO                   CATEGORY TO
                            AMOUNT      TOTAL LOANS      AMOUNT       TOTAL LOANS
Balance Applicable to:
Commercial                 $     848           11.8%   $   1,310           12.7%
Agricultural                   2,794           22.3%       2,334           27.1%
Real
   Estate-Construction           417           18.9%         925           29.8%
Real Estate-Mortgage             542           28.5%         610           16.0%
Consumer                          48            1.6%          32            1.4%
Lease Financing                  940           16.7%         706           12.7%
Other                          1,182            0.1%         107            0.2%
Total                      $   6,771          100.0%   $   6,024          100.0%


         Management believes the total ALLL is adequate as of December 31, 2002. The $1,905,000 amount shown as "Other" consisted of $136,000 reserved for undisbursed commitments on the combined loan and lease portfolios, $2,000 reserved for standby lines of credit, $206,000 in "special reserve" (described in the paragraph discussing the general reserve), and $1,561,000 in unallocated reserves. This unallocated reserve equals 23.9% of the reserve deemed necessary by Management and provides an added margin of safety for the overall portfolio.

NONPERFORMING LOANS

         The Company places loans and leases on nonaccrual status when either principal or interest has been past due for 90 days or more. Exceptions to this policy can be made if the loan or lease is well secured and in the process of collection. The Company also places loans and leases on nonaccrual when payment in full of principal or interest is not expected, or the financial condition of the borrower has significantly deteriorated. At the time that a loan or lease is placed on nonaccrual, any accrued but uncollected interest is reversed, and additional income is recorded on a cash basis as payments are received. Loans or leases that are in the process of renewal in the normal course of business, or that are well-secured and in the process of collection, may not be placed on nonaccrual status at the discretion of Management. A nonaccrual loan or lease may be restored to an accrual basis when interest and principal payments are current and the prospects for future payments are no longer in doubt.

         The following table summarizes nonperforming assets as of December 31, 2002, 2001, 2000, 1999, and 1998.

NONPERFORMING ASSETS:
(DOLLARS IN THOUSANDS)

                                                        2002          2001          2000          1999          1998
Loans and Leases Accounted for on a Nonaccrual
   Basis                                             $     4,392   $     3,060   $     4,926   $     6,115   $     5,644
Other Loans Contractually Past Due 90 Days or More            --            --            --            --           854
Total Nonperforming Loans and Leases                 $     4,392   $     3,060   $     4,926   $     6,115   $     6,498
Other Real Estate Owned                              $        --   $       542   $       405   $     1,300   $       101
Total Nonperforming Assets                           $     4,392   $     3,602   $     5,331   $     7,415   $     6,599

         Nonperforming assets increased by $790,000 over the past year. The Bank did not experience a widespread frequency of loans nonperforming but rather it was due to one large real estate construction loan. This loan has been in the process of foreclosure and the Bank expects to have clear title of the property during the first quarter of 2003. The Bank intends to sell the property and believes this credit is well reserved. Nonperforming loans and leases were $4,392,000, or 2.0%, of the portfolio at December 31, 2002, and $3,060,000, or
1.6%, of the portfolio at December 31, 2001. The Company continues to successfully implement its classified asset reduction plan and enhance quality control in the management of the loan portfolio. Each of the nonperforming relationships is assigned to the Company's Special Assets Department, which is responsible for and has developed written work-out arrangements for each of these relationships. The decreasing number of loans that are nonperforming is indicative of the progress made in this area.

         The amount of nonperforming loans and leases consists of a small number of credits. As of December 31, 2002, $4,108,000, or 93.5%, of the nonaccrual loans were in three relationships: a real estate construction loan for $2,443,000; an agricultural loan for $747,000; and a commercial real estate loan for $918,000.

         Similarly, as of December 31, 2001, 95.6% of the Company's total nonaccrual loans and leases were concentrated in five relationships. Four of the relationships, totaling $2,664,000, or 87.1%, were real estate loan relationships, while the remainder, totaling $260,000, or 8.5%, was an agribusiness credit relationship.

         There were no loans or leases on accrual status that were past due 90 days or more at December 31, 2002, December 31, 2001, or December 31, 2000.

INVESTMENTS

         At December 31, 2002, the Company's investment portfolio was $100,239,000 or 27.3% of total assets, an increase over $77,996,000, or 25.5% of total assets at December 31, 2001. At December 31, 2002, and 2001, federal funds sold were $18,245,000, and $5,300,000, respectively. Federal funds sold are overnight deposits with other banks.

         Under Statement of Financial Accounting Standard No. 115 "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"), investments in debt and equity securities must be classified in one of three different categories: "Trading," "Available-for-Sale," or "Held-to-Maturity," and there are different accounting methods for each category. The Company has classified all of its investment securities as either "Available-for-Sale" or "Held-to-Maturity." SFAS 115 requires that any unrealized gain or loss related to the "Available-for-Sale" category be reported as an adjustment to the Company's shareholders' equity, even though this gain or loss would only be realized if the investment were actually sold. If the investment is in the "Held-to-Maturity"category, no unrealized gains or losses need be reported.

         During 2002, the Company adopted a leveraged investment strategy whereby qualified securities were purchased and funded with similar term borrowings to net a desired yield. This strategy coupled with utilizing excess liquidity to purchase short average life securities led to the large increase over year 2001. Due to the structure of the Mortgage-Backed securities purchased, the weighted average life is significantly less than the stated final maturity.

         The following table summarizes the carrying value of the Company's investment securities as of December 31, 2002, 2001 and 2000.

INVESTMENTS
(DOLLARS IN THOUSANDS)

                                                           2002           2001           2000
AVAILABLE-FOR-SALE:
   Obligations of U.S. Government Agencies            $     34,586   $     40,085   $     64,137
   Mortgage-Backed Securities                               50,068         19,872          6,404
   Debt Securities                                           8,729          8,737
   Equity Securities                                         4,591          5,698          6,154
                                                      $     97,974   $     74,392   $     76,695
HELD-TO-MATURITY:
   Obligations of States and Political Subdivisions   $      1,265   $      1,854   $      2,568
   Debt and Other Securities                                 1,000          1,750          2,749
                                                      $      2,265   $      3,604   $      5,317

         The maturity distribution and yields of the investment portfolios are presented in the table below.

INVESTMENT MATURITY
(DOLLARS IN THOUSANDS)

                                                                                       AS OF
                                                                                DECEMBER 31, 2002
                                                           AFTER ONE BUT          AFTER FIVE BUT
                                    WITHIN ONE YEAR       WITHIN FIVE YEARS      WITHIN TEN YEARS           AFTER TEN YEARS
                                    AMOUNT     YIELD       AMOUNT     YIELD      AMOUNT      YIELD        AMOUNT         YIELD
AVAILABLE FOR SALE
Obligations of U.S. Government
   Agencies                      $        --     n/a    $    13,293    6.45%   $    10,341     7.22%    $    10,952      4.70%
Mortgage-Backed Securities                22    6.50%            --     n/a          5,922     5.65%         44,124      5.42%
Debt Securities                        2,077    5.37%         6,652    5.93%            --      n/a              --       n/a
Equity Securities (1)                     --     n/a             --     n/a             --      n/a           4,591       n/a
Total Available-for-Sale         $     2,099    5.38%   $    19,945    6.28%   $    16,263     6.65%    $    59,667      4.87%

HELD-TO-MATURITY:
Obligations of States and
   Political Subdivisions (2)    $       700    4.40%           565    4.70%            --      n/a              --       n/a
Debt and Other Securities              1,000    6.17%            --     n/a             --      n/a              --       n/a
Total Held-to-Maturity           $     1,700    5.44%   $       565    4.70%   $        --   $   --

Total Investment Securities      $     3,799            $    20,510            $    16,263              $    59,667



                                              TOTAL
                                    AMOUNT             YIELD
AVAILABLE FOR SALE
Obligations of U.S. Government
   Agencies                      $    34,586          6.13%
Mortgage-Backed Securities            50,068          5.45%
Debt Securities                        8,729          5.80%
Equity Securities (1)                  4,591           n/a
Total Available-for-Sale         $    97,974          5.46%

HELD-TO-MATURITY:
Obligations of States and
   Political Subdivisions (2)          1,265          4.53%
Debt and Other Securities              1,000          6.17%
Total Held-to-Maturity           $     2,265          5.26%

Total Investment Securities      $   100,239

----------

(1) Equity securities have no stated maturity but have been added to the "after ten years," for ease of review.

(2)      Yields are not adjusted for the tax benefits of non-taxable income.

         In the normal course of business, the Bank pledges its investment securities as collateral for certain deposits (typically deposits of government entities), and for the Bank's borrowing lines. The book value of pledged securities was $53,245,000 and $50,808,000 at December 31, 2002 and 2001,
respectively.

OTHER ASSETS

         During 2002, the Company recognized an increase in total other assets. These assets consist primarily of premises and equipment, interest receivable, other real estate owned ("OREO"), cash surrender value of life insurance policies associated with certain executive officers and directors of the Company, net deferred taxes, income tax receivable, investment in a Community Reinvestment Act ("CRA") qualified California Affordable Housing Project, FHLB stock, and other miscellaneous assets.

         Total other assets increased $86,000 to $18,902,000 at December 31, 2002 compared to $18,816,000 at December 31, 2001. The increases in other assets were in FHLB stock which increased $534,000, cash surrender value of life insurance policies by $1,131,000 (the increase was primarily caused by the purchase of a new life insurance policy, and secondarily due to the annual earnings produced by the existing policies), Trust Preferred Securities Placement Fee, and Trust Preferred Securities Attorney Fees (two new asset accounts as a result of the issuance of Mandatorily Redeemable Cumulative Trust Preferred Securities of Subsidiary Grantor Trust which are amortized over five years).

         The biggest decline in other assets was in income tax receivable due to the application of the balance to current year tax liability, as well as a refund received. The second biggest decline in other assets was OREO, which stood at zero at year-end. The Company was successful in selling the property transferred into OREO and recognized a gain from sale. Deferred taxes increased from the previous year, which is attributed to differences in the timing of the recognition of certain income and expense items for tax and financial accounting purposes.

         Premises and equipment also declined $206,000 from December 31, 2001 to December 31, 2002. During the year 2002, the Company acquired $817,000 of new property, recognized depreciation of $979,000, and disposed of various equipment with an immaterial book value.

         Other assets declining include an investment made in a California Affordable Housing Project, for which the Company recognizes recurring pre-tax impairment and equity losses. This investment contributed toward the Bank's achievement of its CRA objectives, and its economic value is ultimately realized through the tax benefits it generates.

DEPOSITS

         Total deposits at December 31, 2002, 2001, and 2000 were $306,726,000, $275,576,000, and $267,632,000, respectively. These figures represent an increase of $31,150,000, or 11.3%, at December 31, 2002 over December 31, 2001, and an increase of $7,944,000, or 3.0%, at December 31, 2001 over December 31, 2000. Average daily total deposits were $278,689,000 for 2002, $262,205,000 for 2001, and $263,294,000 for 2000.

         The primary reason for the large increase in 2002 was due to an innovative deposit product, developed and marketed, celebrating the Bank's 25th anniversary. This tiered certificate of deposit product, the "Silver CD" marking the Bank's 25th year in business was a success in bringing approximately $14,000,000 of new money to the Bank, as well as increasing the customer base, allowing increased opportunities to cross-sell the Bank's other products.

         The Company has been able to attract and retain deposits by providing superior customer service and offering interest rates on deposits competitive with other financial institutions in its market area. Total deposits consist of interest-bearing and noninterest-bearing deposits. At December 31, 2002, the mix of deposits consists of 24.6% noninterest-bearing and 75.4% interest-bearing. The mix of interest-bearing deposits consists of 47.3% in time certificates of deposit, 26.3% in interest-bearing demand deposits, and 26.4% in savings and money market accounts. Average time certificates of deposit, the largest portion of interest-bearing deposit accounts, were $99,734,000 for 2002, $95,684,000 for 2001, and $98,438,000 for 2000, representing an increase of $4,050,000, or 4.2%, in 2002 compared to 2001, and a decrease of $2,754,000, or 2.8%, in 2001 from 2000.

         Average daily noninterest-bearing demand deposits, the majority of which are business checking accounts, increased $2,278,000 to $60,513,000 in 2002, from $58,235,000 for 2001, and stood at $53,724,000 for 2000.

         The remaining contractual maturities of the Company's time certificates of deposit, including public time deposits, as of December 31, 2002 and 2001, are indicated in the following table. Interest expense on time certificates of deposit totaled $3,328,000 in 2002 and $4,804,000 in 2001. The decrease in interest expense on time certificates of deposit was due to the reduced interest rate environment that began in 2001 and includes the most recent rate cut in November 2002. The average yields paid on time certificates of deposit were 3.34% and 5.02% for the years ended December 31,2002 and 2001, respectively.

CONTRACTUAL MATURITY OF CERTIFICATES OF DEPOSITS
(DOLLARS IN THOUSANDS)

                                                DECEMBER 31, 2002              DECEMBER 31, 2001
                                              100,000        UNDER          100,000         UNDER
                                           $   AND OVER   $    100,000   $   AND OVER   $    100,000
Three Months or Less                       $     17,563   $     35,663   $     18,430   $     25,164
Over Three Months Through Twelve Months           8,914         20,627         12,378         28,231
Over One Year Through Three Years                 9,048         13,165          2,902          4,279
Over Three Years                                  1,849          2,722          1,101            792
Total                                      $     37,374   $     72,177   $     34,811   $     58,466

OTHER LIABIILTIES

         Total other liabilities for the Company increased to $31,301,000 at December 31, 2002 compared to $3,611,000 at December 31, 2001. Total other liabilities consist of other borrowings, Mandatorily Redeemable Cumulative Trust Preferred Securities of Subsidiary Grantor Trust ("Trust Preferred Securities"), interest payable on interest-bearing liabilities, deferred compensation payable, and other miscellaneous liabilities. The increase of $27,690,000 at year-end 2002 from year-end 2001 in total other liabilities was principally due to $15,000,000 of borrowings at the FHLB as part of a leveraged investment strategy, and the issuance of $10,000,000 of Trust Preferred Securities.

INTEREST RATE SENSITIVITY

         Interest rate sensitivity is the relationship between market interest rates and net interest income ("NII") due to the repricing characteristics of assets and liabilities. As interest rates change, interest income and expense also change thereby changing NII. If more liabilities reprice than assets in a given period, a liability sensitive position is created. If interest rates decline, a liability sensitive position will benefit NII. Alternatively, where assets reprice more quickly than liabilities in a given period (an asset sensitive position), a decline in market rates will have an adverse effect on NII.

         The following table depicts the Company's interest rate sensitivity position as of December 31, 2002.

INTEREST RATE SENSITIVITY AS OF DECEMBER 31, 2002
(DOLLARS IN THOUSANDS)

                                                                REPRICING OPPORTUNITY
                                                       OVER THREE
                                           THREE         MONTHS
                                           MONTHS        THROUGH        1 YEAR -        OVER
                                          OR LESS       12 MONTHS       3 YEARS        3 YEARS        TOTAL
INTEREST-EARNING ASSETS:
Federal Funds Sold                      $    18,245    $        --    $        --    $        --   $    18,245
Loans                                       143,583         12,285          7,388         51,172       214,428
Investments                                   5,613          2,777         16,333         75,516       100,239
   Total Interest-Earning Assets        $   167,441    $    15,062    $    23,721    $   126,688   $   332,912

INTEREST-BEARING LIABILITIES:
Interest-Bearing Demand                 $    60,801    $        --    $        --    $        --   $    60,801
Savings and Money Market Deposits            60,993         60,993             --             --            --
Time Certificates                            53,225         42,912          8,842          4,572       109,551
Other Interest-Bearing Liabilities            1,335             40             40         25,000        26,415
   Total Interest-Bearing Liabilities   $   176,354    $    42,952    $     8,882    $    29,572   $   257,760
Gap                                          (8,913)       (27,890)        14,839         97,116        75,152
Cumulative Gap                               (8,913)       (36,803)       (21,964)        75,152

         The above table indicates the time period in which interest-earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. However, this table does not necessarily indicate the impact of general interest rate movements on the Bank's NII or yield because the repricing of various categories of assets and liabilities is discretionary and is subject to competitive and other pressures. As a result, various assets and liabilities indicated as maturing or repricing within the same period may in fact mature or reprice at different times and at different rate levels. For example, although the Bank's regular savings accounts generally are subject to immediate withdrawal, Management considers most of these accounts to be core deposits having significantly longer effective maturities based on the Bank's experience of retention of such deposits in changing interest rate environments.

         Asset and liability management encompasses an analysis of market risk, the control of interest rate risk (interest sensitivity management) and the ongoing maintenance and planning of liquidity and capital. The composition of the Company's Balance Sheet is planned and monitored by the Asset and Liability Committee ("ALCO"), a committee comprised of the Bank's executive management. The primary tool used by the ALCO to measure and manage interest rate exposure is a simulation model. Use of the model to perform simulations reflecting changes in interest rates over one and two-year time horizons has enabled Management to develop and initiate strategies for managing exposure to interest rate risks. The ALCO believes that both individually and in the aggregate its modeling assumptions are reasonable, but the complexity of the simulation modeling process results in a sophisticated estimate, not an absolutely precise calculation of exposure.

MARKET RISK

         Market risk is the risk of loss in a financial instrument arising from adverse changes in market rates and prices such as interest rates, foreign currency exchange rates, commodity prices, and equity prices. The Company's primary market risk exposure is interest rate risk. The continuous monitoring and management of this risk is an important component of the Company's asset and liability management process, which is governed by policies established by its Board of Directors, which are reviewed and approved annually. The Board of Directors delegates responsibility for carrying out the asset and liability management policies to the ALCO. In this capacity, Management develops guidelines and strategies impacting the Company's asset and liability management related activities based upon estimated market risk sensitivity, policy limits, and overall market interest rate levels and trends.

INTEREST RATE RISK

         Interest rate risk represents the sensitivity of earnings to changes in market interest rates. As interest rates change, the interest income and expense streams associated with the Company's financial instruments also change thereby impacting NII, the primary component of the Company's earnings. The ALCO utilizes the results of the detailed and dynamic simulation model to quantify the estimated exposure of NII to sustained interest rate changes.

         The simulation model captures the impact of changing interest rates on the interest income received and interest expense paid on all assets and liabilities reflected on the Company's Consolidated Balance Sheet as well as for off balance sheet financial instruments. This sensitivity analysis is compared to the ALCO policy limits that specify a maximum tolerance level for NII exposure over a one-year horizon, assuming no balance sheet growth, given both a 200 basis point ("bp") upward and downward shift in interest rates (due to the reduced interest rate environment, only a 100 basis point downward shift was modeled for year 2002). A parallel shift in rate, pro-rated over a 12-month period, is assumed. The Bank's policy limit threshold is that NII exposure shall not exceed 10% of estimated NII over the next 12 months. The following table reflects the Company's NII sensitivity analysis as of December 31, 2002.


    RATE CHANGE (BP)             ESTIMATED BENEFIT (EXPOSURE) AS A% OF ANNUAL PROJECTED NII
         +200                                              4.14%
         -100                                             (1.07)%

         The preceding sensitivity analysis does not represent a Company forecast and should not be relied upon as being indicative of future operating results. These hypothetical estimates are based on numerous assumptions including the nature and timing of interest rate levels including yield curve shape, repayments on loans, leases, and securities, deposit rates, pricing decisions on loans and deposits, reinvestment and replacement of asset and liability cash flows, and others. While assumptions are developed based upon current economic and local market conditions, the Company cannot make any assurances as to the predictive nature of these assumptions, including how customer preferences or competitor influences might change. Also, as market conditions vary from those assumed in the sensitivity analysis, actual results will also differ due to prepayment and refinancing levels deviating from those assumed, the varying impact of interest rate change caps or floors on adjustable rate assets, the potential effect of changing debt service levels on customers with adjustable rate loans, depositor early withdrawals and product preference changes, and other internal and external variables. Furthermore, the sensitivity analysis does not reflect actions that the ALCO might take in responding to or anticipating changes in interest rates.

LIQUIDITY

         The need for liquidity in a banking institution arises principally to provide for deposit withdrawals, the credit needs of its customers, and to take advantage of investment opportunities. A banking institution may achieve desired liquidity from both assets and liabilities. The Company considers cash and deposits held in other banks, federal funds sold, other short-term investments, maturing loans and investments, receipts of principal and interest on loans, investments available for sale, and potential loan sales as sources of asset liquidity. Deposit growth and access to credit lines established with correspondent banks and market sources of funds are considered by the Company as sources of liability liquidity.

         Historically, during the first half of each year the Bank experiences excess liquidity. The Bank's seasonal agricultural and construction loan demand, which typically occurs each year from early June through late October, tends to absorb excess liquidity and usually results in a net borrowed position during that time frame.

         The Bank's short-term liquid assets consist of cash and due from banks, federal funds sold and investment securities with maturities of one year or less (exclusive of pledged securities). Irrespective of maturity, U.S. Government and Agency securities qualify as collateral for borrowings at the FHLB, Federal Reserve Bank, and with broker-dealers.

         The Company's short-term liquid assets totaled $48,436,000 and $29,685,000 and at December 31, 2002 and 2001, respectively. Short-term liquid assets as a percentage of total assets were 13.2% and 9.7%, respectively as of those dates.

         In order to fund its liquidity needs, the Bank maintains formal and informal borrowing arrangements with the Federal Reserve Bank to meet unforeseen deposit outflows or seasonal loan funding demands. The Bank has also entered an agreement to borrow funds from the FHLB secured by U.S. Government and Agency obligations in the Bank's investment portfolio. As of December 31, 2002 and December 31, 2001, the Bank had $15,000,000 and $0 outstanding on these lines, respectively. Liquidity is also affected by collateral requirements of the Bank's public deposit and certain borrowings. Total pledged securities were $72,244,000 at December 31, 2002 and $50,808,000 at December 31, 2001.

         The Bank monitors its credit facility availability and unencumbered qualifying collateral in conjunction with its asset and liability management process. Policy limits are established and monitored for maximum borrowings and minimum contingency liquidity levels.

         Management believes the Company maintains adequate amounts of liquidity to meet its needs.

CAPITAL RESOURCES

         The Company and the Bank are subject to requirements of the Federal Reserve Board ("FRB") and FDIC, respectively, governing capital adequacy. These regulations are intended to reflect the degree of risk associated with both on and off balance sheet items. Financial institutions are expected to comply with a minimum ratio of qualifying total capital to risk-weighted assets of 8.0%. At least half of which must be in Tier 1 Capital, as defined by the regulations. Federal regulatory agencies have also adopted a minimum leverage ratio of 4.0%, which is intended to supplement the risk-based capital requirements and to ensure that all financial institutions continue to maintain a minimum level of core capital.

         Total shareholders' equity on December 31, 2002, increased by $1,601,000 to $29,056,000 over December 31, 2001 total shareholders'equity of $27,455,000. The increase is attributed to net income during 2002 of $3,911,000, an increase of $417,000 in the accumulated other comprehensive income associated with the market value adjustment on the Bank's Available-for-Sale securities, an increase of $234,000 associated with stock options exercised, and a decrease of $40,000 to the Bank's guarantee of its Employee Stock Ownership debt. These increases to shareholder's equity were offset by cash dividends paid in the amount of $944,000, cash paid in lieu of fractional shares related to the Company's 5% stock dividend in the amount of $10,000, stock repurchase on the open market in the amount of $140,000, and a stock tender offer in the amount of $1,907,000. As can be seen by the following table, the Company and Bank exceeded all regulatory capital ratios on December 31, 2002.

RISK BASED CAPITAL RATIO
AS OF DECEMBER 31, 2002
(DOLLARS IN THOUSANDS)

                                                            COMPANY                         BANK
                                                      AMOUNT         RATIO          AMOUNT         RATIO

TIER 1 AND TOTAL CAPITAL RATIOS
Tier 1 Capital                                     $     37,182      14.0%        $     29,609     11.2%
Tier 1 Capital Minimum Requirement                       10,598       4.0%              10,584      4.0%
   Excess                                          $     26,584      10.0%        $     19,025      7.2%

Total Capital                                            41,238      15.6%              32,956     12.5%
Total Capital Minimum Requirement                        21,196       8.0%              21,169      8.0%
   Excess                                          $     20,042       7.6%        $     11,787      4.5%

Risk-Adjusted Assets                               $    264,950                   $    264,609

LEVERAGE CAPITAL RATIO
Tier 1 Capital to Quarterly Average Total Assets   $     37,182      10.5%        $     29,609      8.4%
Minimum Leverage Requirement                             14,162       4.0%              14,145      4.0%
   Excess                                          $     23,020       6.5%        $     15,464      4.4%

Total Quarterly Average Assets                     $    354,057                   $    353,621

         STOCK REPURCHASE PLAN

         On November 13, 2001, CIB's Board of Directors approved a plan to repurchase, as conditions warrant, up to 5% of the Company's common stock on the open market. The duration of the plan is open-ended and the timing of purchases is dependent upon market conditions. During 2002, CIB purchased 7,419 shares of its own common stock pursuant to the plan, which are the total shares repurchased since the plan's inception. Under California law, CIB must retire all repurchased shares.

         TENDER OFFER

         CIB's Board of Directors approved a "Dutch Auction" Tender Offer to purchase up to 200,000 shares of its outstanding common stock at a price per share of not less than $22.00 nor more than $25.00 per share. The tender offer commenced on November 27, 2002 and expired on December 30, 2002. Under this offer, CIB purchased 76,292 shares of its common stock that were properly tendered at a price of $25.00 per share. Due to restrictions from our transfer agent regarding 517 lost shares, 75,775 shares were actually retired in 2002, while the 517 shares were retired in January 2003.

         SHAREHOLDER RIGHTS PLAN

         CIB's Board of Directors adopted a Shareholder Rights Plan after careful consideration of its long-term business strategy. Under the Rights Plan, Rights were distributed as a dividend at the rate of one Right for each share of common stock held by shareholders of record as of the close of business on December 2, 2002.

         The Rights were distributed as a non-taxable dividend on all shares of CIB Common Stock and expire ten years from the date of adoption of the Rights Plan. The Rights will be exercisable only if, and only after ten days from when, a person or group acquires 15 percent or more of CIB's Common Stock without direct negotiation with the Company's Board of Directors who must amend the plan to permit any person or group to acquire 15 percent or more of CIB's Common Stock.

         The Rights will trade with CIB's Common Stock and will not be exercisable unless and until ten days after a person or group acquires 15 percent or more of CIB's Common Stock. The Company's Board of Directors may terminate the Rights Plan and the Rights prior to that time without the consent of, or compensation to, the holders of the Rights. A copy of the Rights Plan is filed with the Securities and Exchange Commission.


         MANDATORILY REDEEMABLE CUMULATIVE TRUST PREFERRED SECURITIES OF SUBSIDIARY GRANTOR TRUST ("TRUST PREFERRED SECURITIES")

                On October 29, 2002, the Company issued $10,000,000 of Trust Preferred Securities. The issuance closed and funded on that day and the proceeds from the sale of the securities will be used for general corporate and strategic purposes. $1.9 million of the proceeds were used to purchase shares from the Company's "Dutch auction" tender offer. A complete description of the Trust Preferred Securities is in Note 9 of the Notes to Consolidated Financial Statements.

INFLATION

         It is Management's opinion that the effects of inflation on the Company's financial statements for the years ended December 31, 2002, 2001, and 2000 are not material.

SUPERVISION AND REGULATION

         CIB and the Bank operate in a highly regulated environment and are subject to supervision and examination by various federal and state regulatory agencies. CIB, as a bank holding company, is subject to regulation and supervision by primarily the FRB, and the Bank, as a California-chartered commercial bank, is subject to supervision and regulation by primarily the FDIC and the California Department of Financial Institutions ("DFI"). Federal and California state laws and regulations govern numerous matters involving both entities, including maintenance of adequate capital and financial condition, permissible types, amounts and terms of extensions of credit and investments, permissible non-banking activities, the level of reserves against deposits, and restrictions on dividend payments. The federal and state regulatory agencies possess extensive discretion and powers to prevent or remedy unsafe or unsound practices or violations of law by banks and bank holding companies. CIB and the Bank also undergo periodic examinations by one or more of these regulatory agencies, which may subject them to changes in asset valuations, in amounts of required loss allowances, and in operating restrictions resulting from the regulators' judgments based on information available to them at the time of their examination. The Bank's operations are also subject to a wide variety of state and federal consumer protection and similar statutes and regulations. Those and other restrictions limit the manner in which CIB and the Bank may conduct business and obtain financing. The laws and regulations to which CIB and the Bank are subject can and do change significantly from time to time, and such changes could materially affect the Company's business, financial condition, and operating results.

         CORPORATE REFORM LEGISLATION

         President George W. Bush signed the Public Company Accounting Reform and Investor Protection Act of 2002 (the "Act") on July 30, 2002, which responds to recent issues in corporate governance and accountability. Among other matters, key provisions of the Act provide for:

         o Expanded oversight of the accounting profession by creating a new independent oversight board to be monitored by the SEC.

         o Revised rules on auditor independence to restrict the nature of non-audit services provided to audit clients and to require such services to be pre-approved by the audit committee.

         o Improved corporate responsibility through mandatory listing standards relating to audit committees, certifications of periodic reports by the CEO and CFO, and makes it a crime for an issuer to interfere with an audit.

         o Enhanced financial disclosures, including periodic reviews for the largest issuers and real time disclosure of material company information.

         o Enhanced criminal penalties for a broad array of white-collar crimes and increases in the statute of limitations for securities fraud lawsuits.

         The effect of the Act upon corporations is uncertain; however, it is likely that compliance costs may increase as corporations modify procedures if required to conform to the provisions of the Act. The Company does not currently anticipate that compliance with the Act will have a material effect upon its financial position or results of its operations or its cash flows.

         USA PATRIOT ACT OF 2001

         President Bush signed the USA Patriot Act of 2001 ("Patriot Act") on October 26, 2001. This legislation was enacted in response to the terrorist attacks in New York, Pennsylvania, and Washington, D.C. on September 11, 2001. The Patriot Act is intended to strengthen U.S. law enforcement and the intelligence communities' ability to work together to combat terrorism on a variety of levels. The potential impact of the Patriot Act on financial institutions is significant and wide ranging. The Patriot Act contains sweeping anti-money laundering and financial transparency laws and requires various regulations, including:

         1) Due diligence requirements for financial institutions that administer, maintain, or manage private bank accounts or correspondent accounts for non-U.S. persons.

         2) Standards for verifying customer identification at account opening.

         3) Rules to promote cooperation among financial institutions, regulators, and law enforcement entities to assist in the identification of parties that may be involved in terrorism or money laundering.

         4) Reports to be filed by nonfinancial trades and business with the Treasury Department's Financial Crimes Enforcement Network for transactions exceeding $10,000.

         5) The filing of suspicious activities reports by securities brokers and dealers if they believe a customer may be violating U.S. laws and regulations.

         Until all new regulations, rules or standards have been developed, the Company is not able to predict the impact of the new laws and regulations on its financial condition or results of operations.

EFFECTS OF TERRORISM

         The terrorist acts of September 11, 2001, and thereafter, has had significant adverse effects upon the United States economy. It is uncertain whether and to what extent, if any, future terrorist activities, and the response of the United States and its allies in combating terrorism on a worldwide basis will adversely impact the Company. Such events, however, have had, and may continue to have, an adverse effect on the economy in the Company's market areas. Such continued economic deterioration could adversely affect the Company's future results of operations by, among other matters, reducing the demand for the Bank's loans and other products, increasing nonperforming loans and the amounts reserved for loan losses, and causing a decline in the Company's stock price.

CHANGES IN SENIOR MANAGEMENT

         On May 9, 2002, President and Chief Executive Officer Larry D. Hartwig retired from his officer and board of directors' positions with CIB and the Bank, effective May 10, 2002. The Board of Directors appointed Director John I. Jelavich to serve as interim President and Chief Executive Officer for CIB and the Bank. On July 16, 2002, Mr. Jelavich accepted a permanent appointment to these positions.

         President and Chief Executive Officer Jelavich brings more than thirty years of banking experience to his positions. From 1988 to 1998, Mr. Jelavich served as the Regional Vice President for Union Bank of California's Mid Valley Region. From 1999 through February of 2000, Mr. Jelavich served as a consultant to the president and chief executive officer of the Bank. He has served on the Boards of Directors of CIB and the Bank since March of 2000.

         On March 11, 2002, Chief Financial Officer and Corporate Secretary, Robert J. Lampert, submitted his resignation, effective March 25, 2002, from all positions held with CIB and the Bank. On March 25, 2002, the Board announced that Kevin R. Watson accepted the positions of Chief Financial Officer and Corporate Secretary for CIB and the Bank.

         Chief Financial Officer and Corporate Secretary, Kevin R. Watson, accepted the positions after serving as the Controller for the Bank. In June of 2002, he was named Senior Vice President. Mr. Watson came to the Bank in 2001 with more than twelve years of business experience.

         On October 15, 2002, the Board announced that Steven P. Olin was promoted to Senior Vice President, Regional Lending Manager. Mr. Olin joined the Bank in 1998 and has twenty-one years of experience in commercial banking in the Northern Sacramento Valley. Mr. Olin's primary responsibilities include production of loans, deposits, and customer relationship management for commercial and agricultural clients in Yuba, Sutter, and Colusa counties.

CHANGE IN ACCOUNTANTS

         On March 28, 2002, the Company decided not to renew the engagement of Arthur Andersen LLP ("Andersen") and appointed Perry-Smith LLP ("Perry-Smith") as its new independent public accountant, effective on such date. This determination followed the Company's decision to seek proposals from independent public accountants to audit the Company's financial statements for the fiscal year ending December 31, 2002.

         The decision not to renew the engagement of Andersen and to retain Perry-Smith was approved by CIB's Board of Directors upon the recommendation of its Audit Committee. The decision was based on proposals from national and regional accounting firms and reflected the Audit Committee's judgment as to which firm was best suited to deliver external audits to the Company in light of relevant factors such as the firm's depth of experience, breadth of resources, commitment to provide exceptional service, ability to handle transition issues, and location of key personnel.

                          INDEPENDENT AUDITOR'S REPORT

The Shareholders and Board of Directors
California Independent Bancorp and Subsidiaries

         We have audited the accompanying consolidated balance sheet of California Independent Bancorp and Subsidiaries (the "Company") as of December 31, 2002 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements of the Company as of December 31, 2001 and for each of the years in the two-year period then ended were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion, before restatement, on those financial statements in their report dated February 14, 2002.

         We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of California Independent Bancorp and Subsidiaries as of December 31, 2002 and the consolidated results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

         As discussed above, the consolidated financial statements of California Independent Bancorp and Subsidiaries as of December 31, 2001 and for each of the years in the two-year period then ended were audited by other auditors who have ceased operations. As described in Note 18, these consolidated financial statements have been restated to increase previously reported shareholders'equity. We audited the adjustment described in Note 18 that was applied to restate the 2001 consolidated financial statements. In our opinion, such adjustment is appropriate and has been properly applied. However, we were not engaged to audit, review, or apply any procedures to the 2001 consolidated financial statements of the Company other than with respect to such adjustment and, accordingly, we do not express an opinion or any other form of assurance on the 2001 consolidated financial statements taken as a whole.

Sacramento, California
February 14, 2003

                 CALIFORNIA INDEPENDENT BANCORP AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
    AS OF DECEMBER 31, 2002 AND 2001 (DOLLARS IN THOUSANDS EXCEPT SHARE DATA)


                                                                                                  2002            2001
ASSETS
Cash and Due From Banks                                                                        $   21,801      $   17,747
Federal Funds Sold                                                                                 18,245           5,300
     Cash and Cash Equivalents                                                                     40,046          23,047

Investment Securities Held-to-Maturity (Note 2)                                                     2,265           3,604
Investment Securities Available-for-Sale (Note 2)                                                  97,974          74,392
     Total Investments                                                                            100,239          77,996

Loans and Leases (Notes 3, 10 and 15)                                                             214,428         192,281
   Less: Allowance for Loan and Lease Losses (Note 3)                                              (6,532)         (5,498)
   Net Loans and Leases                                                                           207,896         186,783

Premises and Equipment, Net (Note 4)                                                                6,731           6,937
Interest Receivable                                                                                 2,070           2,091
Other Real Estate Owned                                                                                --             542
Cash Surrender Value of Insurance Policies                                                          6,239           5,108
Deferred Taxes (Note 8)                                                                             1,594           1,458
Other Assets (Note 5)                                                                               2,268           2,680
     Total Assets                                                                              $  367,083      $  306,642

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits (Note 6):

   Noninterest-Bearing                                                                         $   75,381      $   69,968
   Interest-Bearing                                                                               231,345         205,608
     Total Deposits                                                                               306,726         275,576

Interest Payable                                                                                    1,407           1,247
Federal Home Loan Bank Borrowings (Note 7)                                                         15,000              --
Other Borrowings (Note 13)                                                                             80             120
Mandatorily Redeemable Cumulative Trust Preferred Securities of Subsidiary Grantor Trust
   (Note 9)                                                                                        10,000              --
Other Liabilities                                                                                   4,814           2,244
     Total Liabilities                                                                            338,027         279,187

Commitments and Contingencies (Note 10)

SHAREHOLDERS' EQUITY (Notes 11 and 12):

Common Stock, No Par Value--Shares Authorized --20,000,000, Shares Issued and
   Outstanding --2,152,751 in 2002 and 2,115,419 in 2001                                           22,600          22,322
Retained Earnings                                                                                   5,589           4,723
Debt Guarantee of ESOP                                                                                (80)           (120)
Accumulated Other Comprehensive Income (Notes 2 and 16)                                               947             530
     Total Shareholders' Equity                                                                    29,056          27,455
     Total Liabilities and Shareholders'Equity                                                 $  367,083      $  306,642

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                 CALIFORNIA INDEPENDENT BANCORP AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
                    (DOLLARS IN THOUSANDS EXCEPT SHARE DATA)

                                                                             2002         2001         2000
INTEREST INCOME

Interest and Fees on Loans and Leases                                      $ 15,754     $ 16,434     $ 16,562
Interest on Investments--
   Taxable Interest Income                                                    5,022        4,347        5,815
   Nontaxable Interest Income                                                    66           93          119
Interest on Federal Funds Sold                                                   78          484          630
   Total Interest Income                                                     20,920       21,358       23,126

INTEREST EXPENSE

Interest on Deposits (Note 6)                                                 4,450        6,902        8,956
Interest on Other Borrowings (Notes 7 and 9)                                    706          120          514
   Total Interest Expense                                                     5,156        7,022        9,470
   Net Interest Income                                                       15,764       14,336       13,656

PROVISION FOR LOAN AND LEASE LOSSES (Note 3)                                    550        2,450          200
   Net Interest Income After Provision for Loan and Lease Losses             15,214       11,886       13,456

NONINTEREST INCOME

Service Charges on Deposit Accounts                                           1,271        1,083        1,009
Brokered Loan Fees                                                              172          158          112
Loan Servicing Fees                                                             298          366          489
Other (Note 14)                                                                 988          697        1,134
   Total Noninterest Income                                                   2,729        2,304        2,744

NONINTEREST EXPENSE

Salaries and Employee Benefits (Notes 3 and 13)                               6,664        6,887        6,133
Occupancy Expense (Notes 4 and 10)                                              820          822          726
Furniture and Equipment Expense (Note 4)                                      1,261        1,171        1,170
Other (Note 14)                                                               3,189        3,314        3,777
   Total Noninterest Expense                                                 11,934       12,194       11,806
   Income Before Provision for Income Taxes                                   6,009        1,996        4,394

PROVISION FOR INCOME TAXES (Note 8)                                           2,098          587        1,675

NET INCOME                                                                 $  3,911     $  1,409     $  2,719

PER SHARE AMOUNTS

Basic Earnings Per Share (Note 11)                                         $   1.76     $   0.64     $   1.23
Diluted Earnings Per Share (Note 11)                                           1.74         0.62         1.23
Cash Dividends Per Common Share                                                0.42         0.40         0.38

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                 CALIFORNIA INDEPENDENT BANCORP AND SUBSIDIARIES
                           CONSOLIDATED STATEMENTS OF
                         CHANGES IN SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
                    (DOLLARS IN THOUSANDS EXCEPT SHARE DATA)


                                                                                                           ACCUMULATED
                                                                                               DEBT           OTHER
                                                           COMMON STOCK          RETAINED    GUARANTEE    COMPREHENSIVE
                                                       SHARES        AMOUNT      EARNINGS     OF ESOP      INCOME (LOSS)   TOTAL
BALANCE DECEMBER 31, 1999 AS PREVIOUSLY REPORTED      1,904,618    $   17,951   $    6,233   $       --   $        (949)  $23,235
   Prior Period Adjustment (Note 18)                         --            --          242           --              --       242
BALANCE DECEMBER 31, 1999 RESTATED                    1,904,618    $   17,951   $    6,475           --   $        (949)  $23,477
Comprehensive Income (Note 16):
   Net Income                                                --            --        2,719           --              --     2,719
   Other Comprehensive Income, Net of Tax:
     Net Unrealized Investment Gains                         --            --           --           --             705       705
Comprehensive Income                                      3,424
ESOP Debt Guarantee                                          --            --           --         (200)             --      (200)
Reduction of ESOP Debt                                       --            --           --           40              --        40
5% Stock Dividend With Cash Paid in Lieu of
   Fractional Shares                                     94,881         1,830       (1,838)          --              --        (8)
Options Exercised                                        14,695           103           --           --              --       103
Shares Surrendered From Exercise of Options              (5,228)          (33)          --           --              --       (33)
Tax Benefit Arising From Exercise of Nonqualified
   Stock Options and Disqualifying Dispositions              --            59           --           --              --        59
Cash Dividends                                               --            --         (850)          --              --      (850)
BALANCE DECEMBER 31, 2000, RESTATED                   2,008,966    $   19,910   $    6,506   $     (160)  $        (244)  $26,012
Comprehensive Income (Note 16):
   Net Income                                                --            --        1,409           --              --     1,409
   Other Comprehensive Income, Net of Tax:
     Net Unrealized Investment Gains                         --            --           --           --             774       774
Comprehensive Income                                      2,183
Reduction of ESOP Debt                                       --            --           --           40              --        40
5% Stock Dividend With Cash Paid in Lieu of
   Fractional Shares                                     99,957         2,285       (2,297)          --              --       (12)
Options Exercised                                         6,724           116           --           --              --       116
Shares Surrendered From Exercise of Options                (228)           (5)          --           --              --        (5)
Tax Benefit Arising From Exercise of Nonqualified
   Stock Options and Disqualifying Dispositions              --            16           --           --              --        16
Cash Dividends                                               --            --         (895)          --              --      (895)
BALANCE DECEMBER 31, 2001, RESTATED                   2,115,419    $   22,322   $    4,723   $     (120)  $         530   $27,455
Comprehensive Income (Note 16):
   Net Income                                                --            --        3,911           --              --     3,911
   Other Comprehensive Income, Net of Tax:
     Net Unrealized Investment Gains                         --            --           --           --             417       417
Comprehensive Income                                      4,328
Reduction of ESOP Debt                                       --            --           --           40              --        40
5% Stock Dividend With Cash Paid in Lieu of
   Fractional Shares                                    105,405         2,091       (2,101)          --              --       (10)
Options Exercised                                        15,121           189           --           --              --       189
Repurchase of Common Stock                               (7,419)         (140)          --           --              --      (140)
Shares Retired from Tender Offer                        (75,775)       (1,907)          --           --              --    (1,907)
Tax Benefit Arising From Exercise of Nonqualified
   Stock Options and Disqualifying Dispositions              --            45           --           --              --        45
Cash Dividends                                               --            --         (944)          --              --      (944)
BALANCE DECEMBER 31, 2002                             2,152,751    $   22,600   $    5,589   $      (80)  $         947   $29,056

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                 CALIFORNIA INDEPENDENT BANCORP AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
                             (DOLLARS IN THOUSANDS)

                                                                                            2002          2001          2000
CASH FLOWS FROM OPERATING ACTIVITIES

Net Income                                                                                $  3,911      $  1,409      $  2,719
Adjustments to Reconcile Net Income to Net Cash
   Provided by Operating Activities:
     Depreciation and Amortization                                                             979           920           997
     Provision for Losses on Other Real Estate Owned                                            --            --           140
     Provision for Loan and Lease Losses                                                       550         2,450           200
     Provision for Deferred Taxes                                                               --            --           832
     Gain on Sale of Loans and Leases, Net                                                      (6)           --            --
     Loss on Disposal of Investment Securities                                                  55            --            --
     Gain on Sale of Other Real Estate Properties, Net                                        (143)          (14)         (292)
     (Gain) Loss on Sale of Premises and Equipment                                             (14)           24           (19)
(Increase) Decrease in Assets:
   Interest Receivable                                                                          21           748           443
   Deferred Taxes                                                                             (478)          475           761
   Cash Surrender Value of Insurance Policies                                                 (251)         (238)         (222)
   Income Tax Receivable                                                                       979          (915)          176
   Net Assets From Discontinued Operations                                                      --            63          (338)
   Other Assets                                                                               (567)          433        (1,229)
Increase (Decrease) in Liabilities:
   Interest Payable                                                                            160          (633)          346
   Deferred Compensation Payable                                                               480           304           178
   Other Liabilities                                                                         2,135          (297)         (193)
        Net Cash Provided By Operating Activities                                         $  7,811      $  4,729      $  4,499

CASH FLOWS FROM INVESTING ACTIVITIES

   Net Increase in Loans and Leases                                                        (21,815)      (16,220)      (18,941)
   Purchase of Securities Available-for-Sale                                               (46,219)      (43,441)      (16,046)
   Proceeds From Maturity of Securities Held-to-Maturity                                       520         1,580        10,712
   Proceeds From Sales, Maturities and Calls of Securities
     Available-for-Sale                                                                     24,160        46,923        11,026
   Proceeds From Sales of Other Real Estate Owned                                              843           154         1,092
   Purchases of Premises and Equipment, Net                                                   (759)         (901)         (614)
   Purchase of Life Insurance Policies                                                        (880)           --            --
        Net Cash Used for Investing Activities                                            $(44,150)     $(11,905)     $(12,771)

CASH FLOWS FROM FINANCING ACTIVITIES

   Net Increase in Noninterest-Bearing Deposits                                              5,413         5,972         3,512
   Net Increase (Decrease) in Interest-Bearing Deposits                                     25,737         1,972        (9,339)
   Net Increase (Decrease) in Borrowed Funds                                                15,000        (4,000)        4,000
   Proceeds From Mandatorily Redeemable Cumulative Trust Preferred
     Securities                                                                             10,000            --            --
   Repurchase of Common Stock                                                               (2,047)           --            --
   Cash Dividends                                                                             (944)         (895)         (850)
   Stock Options Exercised                                                                     189           127           129
   Cash Paid in Lieu of Fractional Shares                                                      (10)          (12)           (8)
        Net Cash Provided by (Used For) Financing Activities                              $ 53,338      $  3,164      $ (2,556)

        Net Increase (Decrease) in Cash and Cash Equivalents                              $ 16,999      $ (4,012)     $(10,828)

Cash and Cash Equivalents, Beginning of Year                                              $ 23,047      $ 27,059      $ 37,887
Cash and Cash Equivalents, End of Year                                                    $ 40,046      $ 23,047      $ 27,059

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION Cash Paid During the Year for:

   Interest Expense                                                                       $  4,996      $  7,656      $  9,124
   Income Taxes                                                                              1,173           730         1,375

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES

Debt Guarantee of ESOP                                                                         (40)          (40)          160
Net Unrealized Gain On Securities Held as Available-for-Sale (Net of Taxes)                    417           774           705
Tax Benefit Arising From Exercise of Nonqualified Stock Options and
   Disqualifying Dispositions                                                                   45            16            59
Stock Dividends                                                                              2,091         2,285         1,830
Increase in Other Real Estate Owned as a Result of Foreclosure                                 158           278            --

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                 CALIFORNIA INDEPENDENT BANCORP AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The accounting and reporting policies of California Independent Bancorp and its Subsidiaries (the "Company") conform with accounting principles generally accepted in the United States of America and general practice within the banking industry. The more significant of these policies applied in the preparation of the accompanying financial statements are discussed below.

         GENERAL

         California Independent Bancorp ("CIB") is a California corporation and the holding company for Feather River State Bank (the "Bank"), located in Yuba City, California. The Bank was incorporated as a California state banking corporation on December 1, 1976, and commenced operations on April 6, 1977. CIB was incorporated on October 28, 1994, and became the holding company for the Bank on May 2, 1995. The Bank engages in a broad range of financial services activities, and its primary market is located in the Sacramento Valley, with a total of nine branches. The main source of income for the Bank is from lending activities, including commercial, agricultural, real estate, consumer, and installment loans and leases. CIB formed a nonbank subsidiary, CIB Capital Trust, for the sole purpose of issuing trust preferred securities on October 2, 2002.

         PRINCIPLES OF CONSOLIDATION

         The consolidated financial statements include the accounts of CIB and its wholly-owned subsidiaries, Feather River State Bank, E.P.I. Leasing Company, Inc. ("EPI") and CIB Capital Trust. Significant intercompany transactions and balances have been eliminated in consolidation.

         USE OF ESTIMATES

         The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

         Material estimates that are particularly susceptible to significant changes in the near-term relate to the determination of the allowance for loan and lease losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for loan and lease losses and other real estate, management obtains independent appraisals for significant properties, evaluates the overall loan and lease portfolio characteristics and delinquencies and monitors economic conditions.

         CASH AND CASH EQUIVALENTS

         For the purpose of reporting the statement of cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and Federal funds sold. Generally, Federal funds are sold for one-day periods.

         INVESTMENT SECURITIES

         Investments are classified into the following categories:

         o Available-for-sale securities, reported at fair value, with unrealized gains and losses excluded from earnings and reported, net of taxes, as accumulated other comprehensive income within shareholders' equity.

         o Held-to-maturity securities, which management has the positive intent and ability to hold to maturity, are reported at amortized cost, adjusted for the accretion of discounts and amortization of premiums.

         Management determines the appropriate classification of its investments at the time of purchase and may only change the classification in certain limited circumstances. All transfers between categories are accounted for at fair value.

         Gains or losses on the sale of investment securities are computed on the specific identification method. Interest earned on investment securities is reported in interest income, net of applicable adjustments for accretion of discounts and amortization of premiums. In addition, unrealized losses that are other than temporary are recognized in earnings for all investments.

         LOANS AND LEASES

         Loans and leases are stated at the principal amount outstanding less applicable unearned interest income. Interest is accrued daily based upon outstanding loan and lease balances. However, when, in the opinion of management, loans and leases are considered to be impaired and the future collectibility of interest and principal is unlikely, loans and leases are placed on nonaccrual status and the accrual of interest income is suspended. Any interest accrued but unpaid is charged against income. Payments received are applied to reduce the principal balance until collectibility of the remaining principal and interest can be reasonably assured. Subsequent payments on these loans and leases, or payments received on nonaccrual loans or leases for which the ultimate collectibility of principal is not in doubt, are applied first to earned but unpaid interest and then to principal.

         A loan or lease is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due (including both principal and interest) in accordance with the contractual terms of the loan or lease agreement. An impaired loan or lease is measured based on the present value of expected future cash flows discounted at the loan or lease's effective interest rate or, as a practical matter, at the loan or lease's observable market price or the fair value of collateral if the loan or lease is collateral dependent.

         INTEREST AND FEES ON LOANS AND LEASES

         Origination fees and commitment fees, offset by certain direct loan and lease origination costs, are deferred and recognized over the contractual life of the loan as a yield adjustment. Interest income on loans and direct lease financing is accrued monthly as earned on all credits not classified as nonaccrual. Unearned income on loans or leases, where applicable, is recognized as income using the effective interest method over the term of the loan or lease.

         Loans and leases are generally placed on nonaccrual status when the timely collection of future interest or principal becomes uncertain, when they are 90 days past due as to either interest or principal, or are otherwise determined to be impaired. At that time, any accrued but uncollected interest is reversed, and additional income is recorded on a cash basis as payments are received. However, loans and leases that are well-secured and in the process of collection may not be placed on nonaccrual status, at the discretion of Management. A nonaccrual loan or lease may be restored to an accrual basis when interest and principal payments are current and prospects for future payments are no longer in doubt.

         ALLOWANCE FOR LOAN AND LEASE LOSSES

         The allowance for loan and lease losses ("ALLL") is maintained to cover probable credit losses related to specifically identified loans as well as probable credit losses inherent in the remainder of the loan portfolio that have been incurred as of the balance sheet date. The provision for loan and lease losses is charged to operating income in sufficient amounts to maintain the allowance for loan and lease losses at an adequate level at the balance sheet date. Actual credit losses for loans and leases, which may be for all or part of a particular loan or lease, are deducted from the allowance and the related loan or lease balances are charged-off in the period in which the balances are deemed uncollectible. Recoveries of loans previously charged-off are added to the allowance when received.

         Management employs a methodology for estimating the allowance for loan and lease losses that is consistent with recognition principles related to loss contingencies and the measurement of loan impairment as well as regulatory guidance promulgated by the FDIC. Management's methodology considers a number of quantitative and qualitative factors that may influence the Company's ultimate loan and lease losses. Significant quantitative factors include the amount and type of loans and leases outstanding, the level of classified loans, historical loss rates and the level of impaired loans. Significant qualitative factors include recent examination findings by regulators and internal credit examiners, trends in loan concentrations, delinquencies, local economic conditions and the relative strengths or weaknesses of the credit management function.

         Management believes the allowance for loan and lease losses is adequate at December 31, 2002; however, ultimate losses may vary from their estimates. These estimates are reviewed periodically, and as adjustments become necessary, they are reported in earnings during the periods they become known. In addition, the FDIC and the California Department of Financial Institutions, as an integral part of their examination process, review the allowance for loan and lease losses. These agencies may require additions to the allowance for loan and lease losses based on their judgment about information available at the time of their examinations.

         SALES AND SERVICING OF SBA LOANS

         The Bank originates loans to customers under the Small Business Administration ("SBA") program that generally provides for SBA guarantees of 70% to 90% of each loan. The Bank usually maintains these loans in its portfolio, but occasionally sells the guaranteed portion of each loan to a third party and retains the unguaranteed portion in its own portfolio. The Bank may be required to refund a portion of the sales premium received, if the borrower defaults or the loan prepays within 90 days of the settlement date. At December 31, 2002, the Bank had received no premiums subject to such recourse. A gain is recognized on the sale of SBA loans through collection on sale of a premium over the adjusted carrying value, through retention of an ongoing rate differential (less adequate compensation for servicing the loan) between the rate paid by the borrower to the buyer and the rate paid by the Bank to the purchaser, or both.

         Servicing rights acquired through 1) a purchase or 2) the origination of loans which are sold or securitized with servicing rights retained are recognized as separate assets or liabilities. Servicing assets or liabilities are recorded at the difference between the contractual servicing fees and adequate compensation for performing the servicing, and are subsequently amortized in proportion to and over the period of the related net servicing income or expense. Servicing assets are periodically evaluated for impairment. Servicing assets were not considered material for disclosure purposes.

         BANK PREMISES AND EQUIPMENT

         Bank premises and equipment are stated at cost, less accumulated depreciation. Depreciation on premises, furniture, fixtures, and equipment is calculated using the straight-line method over the estimated useful lives of the assets, which range from 3 to 31.5 years. Leasehold improvements are amortized using the straight-line method over the asset's useful life or the term of the lease, whichever is shorter. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in income for the period. Expenditures for major renewals and improvements of bank premises and equipment are capitalized, and those for maintenance and repairs are charged to expense as incurred.

         OTHER REAL ESTATE OWNED

         Other real estate owned ("OREO") represents properties acquired by the Bank in full or partial payment settlement of loan obligations. At the time the property is acquired, if the estimated fair value is less than the amount outstanding on the loan, the difference is charged against the allowance for loan and lease losses. Subsequent declines in estimated fair value, if any, are charged to expense. At December 31, 2002, no other real estate owned was held. At December 31, 2001, $542, 000 was held as other real estate owned.

         SALARY CONTINUATION PLANS

         The Company negotiated salary continuation agreements with five key executives (including former executives), or their designated beneficiaries, with annual benefits for a specified number of years after retirement or death. These benefits are substantially equivalent to those available under insurance policies purchased by the Company on the lives of the executives. The Company accounts for these future benefits as deferred compensation agreements. The cost of these benefits is accrued over the period of the employee's service in a systematic and rational manner. At the balance sheet date, the amount of accrued benefits equals the then present value of the benefits expected to be provided to the employee, any beneficiaries, and covered dependents in exchange for the employee's service to that date.

         INCOME TAXES

         The Company files its income taxes on a consolidated basis with its subsidiary. The allocation of income tax expense (benefit) represents each entity's proportionate share of the consolidated provision for income taxes.

         Deferred tax assets and liabilities are recognized for the tax consequences of temporary differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

         STOCK-BASED COMPENSATION

         At December 31, 2002, the Company has three stock-based employee compensation plans, the Feather River State Bank 1989 Amended and Restated Stock Option Plan, the California Independent Bancorp 1996 Stock Option Plan, and the California Independent Bancorp 2000 Stock Option Plan (the "Plans") which are described more fully in Note 11. The Company accounts for the Plans under the recognition and measurement principles of APB Opinion No.25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under the Plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

         For purposes of pro forma disclosures, the estimated fair value of stock-based compensation plans and other options is amortized to expense primarily over the vesting period. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No.123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

(DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)                                  2002            2001            2000
Net Income, As Reported                                                 $    3,911      $    1,409      $    2,719
Deduct Total Stock-Based Employee Compensation Expense Determined
   Under the Fair Value Based Method for all Awards, Net of Related
   Tax Effects                                                                (334)            (75)            (51)

Pro Forma Net Income                                                    $    3,577      $    1,334      $    2,668

Basic Earnings Per Share:
   As Reported                                                          $     1.76      $     0.64      $     1.23
   Pro Forma                                                            $     1.61      $     0.60      $     1.21

Diluted Earnings Per Share:
   As Reported                                                          $     1.74      $     0.62      $     1.23
   Pro Forma                                                            $     1.59      $     0.59      $     1.21

                As required, the pro forma disclosures above include options granted since January 1, 1995. Consequently, the effects of applying FASB Statement No.123 for providing pro forma disclosures may not be representative of the effects on reported net income for future years until all options outstanding are included in the pro forma disclosures.

                The fair value of each option is estimated on the date of grant using an option-pricing model with the following assumptions:

                                                       2002          2001          2000
Weighted Average Fair Value of Options Granted     $      5.93   $      8.88   $      7.70
Dividend Yield                                            2.24%         1.78%         2.13%
Expected Volatility                                      30.24%        30.77%        30.77%
Risk-Free Interest Rate                                   3.61%         4.96%         6.08%
Expected Option Life                                7.50 Years    7.50 Years    7.50 Years

         EARNINGS PER SHARE

         Basic earnings per share (EPS), which excludes dilution, is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock, such as stock options, result in the issuance of common stock which shares in the earnings of the Company. All data with respect to computing earnings per share is retroactively adjusted to reflect stock dividends and the treasury stock method is applied to determine the dilutive effect of stock options in computing diluted EPS.

         COMPREHENSIVE INCOME

         Comprehensive income is reported in addition to net income for all periods presented. Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of other comprehensive income or loss that historically has not been recognized in the calculation of net income. Unrealized gains and losses on the Company's available-for-sale investment securities are included in other comprehensive income or loss. Total comprehensive income or loss and the components of accumulated other comprehensive income or loss are presented in the Consolidated Statements of Changes in Shareholders' Equity.

         RECLASSIFICATIONS

         Certain reclassifications have been made to amounts previously reported to conform with current presentation methods. Such reclassifications have no effect on net income or shareholders'equity previously reported.

         FINANCIAL ACCOUNTING PRONOUNCEMENTS

         In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations"("SFAS No. 141"), and SFAS No. 142, "Goodwill and Other Intangible Assets"("SFAS No. 142"). These Statements change the method of accounting for business combinations and goodwill in two significant ways. First, SFAS No. 141 prohibits the use of the pooling of interests method and requires the purchase method of accounting to be used for all business combinations initiated after June 30, 2001. Second, SFAS No. 142 changes the accounting method for goodwill from an amortization method to an impairment-only approach. As a result, goodwill will be accounted for as an asset unless it declines in value. Companies will be required to test their goodwill valuation periodically for "impairment"or loss and to recognize any change on their books. The amortization of goodwill, including goodwill recorded in past business combinations, will cease upon adoption of SFAS No. 142. On January 1, 2002, the Company adopted SFAS No. 141 and SFAS No. 142. Management does not believe that these Statements had a material impact on the Company's consolidated financial position or results of operations.

         In October 2002, the FASB issued SFAS No. 147, "Acquisitions of Certain Financial Institutions"("SFAS No. 147"). This Statement, which addresses financial accounting and reporting matters for the acquisition of all or part of a financial institution, applies to all such transactions except those between two or more mutual enterprises. This statement removes acquisitions of financial institutions, other than transactions between two or more mutual enterprises, from the scope of SFAS No. 72, "Accounting for Certain Acquisitions of Banking or Thrift Institutions", and related interpretations. This Statement requires a financial institution to apply SFAS No. 144 and evaluate long-term customer relationship intangible assets (core deposit intangible) for impairment. Under SFAS No. 72, a financial institution may have recorded an unidentifiable intangible asset arising from a business combination. If certain criteria in SFAS No. 147 are met, the amount of the unidentifiable intangible asset will be reclassified to goodwill upon adoption of this Statement and any amortization amounts that were incurred after the adoption of SFAS No. 142 must be reversed. Reclassified goodwill would then be measured for impairment under the provisions of SFAS No. 142. Provisions of this Statement are applicable on or after October 1, 2002. In Management's opinion, the adoption of this Statement did not have a material effect on the Company's consolidated financial position or results of operations.

         In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure-an amendment of FASB Statement No. 123"("SFAS No. 148"). This Statement amends SFAS No. 123, "Accounting for Stock-Based Compensation"("SFAS No. 123"), to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition guidance and annual disclosure provisions of SFAS No. 148 are effective for fiscal years ending after December 15, 2002. The interim disclosure provisions are effective for financial reporting containing financial statements for interim periods beginning after December 15, 2002. Because the Company accounts for the compensation cost associated with its stock option plans under the intrinsic value method, the alternative methods of transition will not apply to the Company. The additional disclosure requirements of the statement are included in these financial statements. In Management's opinion, the adoption of this Statement did not have a material impact on the Company's consolidated financial position or results of operations.

2        INVESTMENT SECURITIES

         The amortized cost and approximate fair value of investments in debt securities, mortgage backed securities, and other investments at December 31, 2002 and 2001 were as follows:

(DOLLARS IN THOUSANDS)                                                  GROSS          GROSS
                                                        AMORTIZED     UNREALIZED     UNREALIZED       FAIR
                                                          COST           GAINS         LOSSES         VALUE
DECEMBER 31, 2002
Available-for-Sale:

   Obligations of U.S. Government Agencies              $  34,061     $      527     $       (2)     $ 34,586
   Mortgage-Backed Securities                              48,688          1,380             --        50,068
   Debt Securities                                          8,508            221             --         8,729
   Equity Securities                                        4,994             47           (450)        4,591
                                                        $  96,251     $    2,175     $     (452)     $ 97,974
Held-to-Maturity:
   Obligations of States and Political Subdivisions     $   1,265     $       62     $       --      $  1,327
   Debt and Other Securities                                1,000              4             --         1,004
                                                        $   2,265     $       66     $       --      $  2,331

DECEMBER 31,2001
Available-for-Sale:

   Obligations of U.S. Government Agencies              $  39,184     $    1,028     $     (127)     $  40,085
   Mortgage-Backed Securities                              19,588            386           (102)        19,872
   Debt Securities                                          8,606            132             (1)         8,737
   Equity Securities                                        6,049             69           (420)         5,698
                                                        $  73,427     $    1,615     $     (650)     $  74,392
Held-to-Maturity:
   Obligations of States and Political Subdivisions     $   1,854     $       57     $       --      $   1,911
   Debt and Other Securities                                1,750             37             --          1,787
                                                        $   3,604     $       94     $       --      $   3,698

         As of December 31, 2002 and 2001, the Bank's equity capital reflected a net unrealized gain on the Bank's "Available-for-Sale" investment securities, net of applicable taxes, of $947,000 and $530,000, respectively.

         The following table shows the amortized cost and estimated fair value of investment securities by contractual maturity at December 31, 2002 and 2001. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

(DOLLARS IN THOUSANDS)                                       HELD-TO-MATURITY      AVAILABLE-FOR-SALE
                                                            AMORTIZED     FAIR     AMORTIZED     FAIR
                                                              COSTS      VALUE       COSTS       VALUE
DECEMBER 31, 2002

No Stated Contractual Maturity                              $      --   $     --   $   4,994   $  4,591
Within One Year                                                 1,700      1,725       2,056      2,099
After One But Within Five Years                                   565        606      19,474     19,945
After Five But Within Ten Years                                    --         --      15,840     16,263
After 10 Years                                                     --         --      53,887     55,076
   Total                                                    $   2,265   $  2,331   $  96,251   $ 97,974

DECEMBER 31, 2001

No Stated Contractual Maturity                              $      --   $     --   $   6,049   $  5,698
Within One Year                                                   589        593       6,032      6,225
After One But Within Five Years                                 2,870      2,952      25,046     23,776
After Five But Within Ten Years                                   145        153      10,283     15,063
After 10 Years                                                     --         --      26,017     23,630
   Total                                                    $   3,604   $  3,698   $  73,427   $ 74,392

                There were no sales of "Available-for-Sale"investment securities in 2002, 2001, or 2000.

         Investment securities with amortized costs totaling $72,242,000 and $50,808,000 and market values totaling $74,079,000 and $51,648,000 were pledged as collateral for certain lines of credit and deposits at December 31, 2002 and 2001, respectively.

3        LOANS

         Loans outstanding are summarized as follows:

(DOLLARS IN THOUSANDS)                         DECEMBER 31
                                           2002            2001
Commercial                              $   25,375      $   26,691
Agricultural                                17,536          13,329
Real Estate-Construction                    35,287          32,268
Real Estate-Mortgage                       125,094         101,536
Consumer                                     4,391           4,827
Lease Financing                              5,891          11,654
Other                                        1,905           2,755

                                           215,479         193,060

Deferred Loan Fees, Net                     (1,051)           (779)
Allowance for Loan and Lease Losses         (6,532)         (5,498)

                                        $  207,896      $  186,783

         The recorded investment in loans and leases that were considered to be impaired totaled $4,392,000 and $3,060,000 at December 31, 2002 and 2001,
respectively. The related allowance for loan and lease losses on these impaired loans at December 31, 2002 and 2001 were $1,641,000 and $1,080,000, respectively. The average recorded investment in impaired loans during 2002, 2001 and 2000 was $4,964,000, $4,444,000 and $7,438,000, respectively. Interest income on impaired loans is recognized on a cash basis and totaled $274,000, $291,000 and $270,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

         Interest foregone on nonaccrual loans totaled $424,000, $597,000 and $744,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

         Salaries and employee benefits totaling $355,000, $373,000 and $409,000 have been deferred as loan origination costs for the years ended December 31, 2002, 2001 and 2000, respectively.

         Changes in the allowance for loan and lease losses are summarized as follows:

(DOLLARS IN THOUSANDS)                               YEARS ENDED DECEMBER 31,
                                                 2002          2001          2000
Balance, Beginning of Year                     $  5,498      $  5,724      $  6,770
Provision                                           550         2,450           200
Loans Charged-Off                                  (442)       (3,109)       (1,740)
Recoveries on Loans Previously Charged-Off          926           433           494
Balance, End of Year                           $  6,532      $  5,498      $  5,724

4        PREMISES AND EQUIPMENT

         A summary of premises and equipment follows:

(DOLLARS IN THOUSANDS)                                  DECEMBER 31,
                                                     2002          2001
Land                                               $  1,316      $  1,316
Bank Premises and Improvements                        6,031         5,963
Furniture, Fixtures and Equipment                     5,554         5,447
                                                     12,901        12,726
Less Accumulated Depreciation and Amortization       (6,170)       (5,789)
Total Premises and Equipment                       $  6,731      $  6,937

         Depreciation and amortization charged to expense was $979,000, $920,000, and $967,000 in 2002, 2001, and 2000, respectively.

5        OTHER ASSETS

         Other assets consisted of the following:

(DOLLARS IN THOUSANDS)                   DECEMBER 31,
                                       2002         2001
Prepaid expenses                     $    344     $    501
FHLB Stock                                895          361
Investment in Affordable Housing          749          775
Other                                     280        1,043
Total Other Assets                   $  2,268     $  2,680

         The Bank invested in a limited partnership that operates qualified affordable housing projects to receive tax benefits in the form of tax deductions from operating losses and tax credits. The Bank accounts for the investment under the equity method and management analyzes the investment annually for potential impairment.

6        DEPOSITS

         A summary of deposit balances follows:

(DOLLARS IN THOUSANDS)                        DECEMBER 31,
                                            2002         2001
Demand                                    $ 75,381     $ 69,968
Interest-Bearing Transaction Accounts       77,080       70,628
Savings Deposits                            44,714       41,703
Time Certificate of Deposits               109,551       93,277
Total Deposits                            $306,726     $275,576

         Interest expense recognized on interest-bearing deposits consisted of the following:

(DOLLARS IN THOUSANDS)                         YEARS ENDED DECEMBER 31,
                                            2002         2001         2000
Interest-Bearing Transaction Accounts          717        1,363        2,340
Savings Deposits                               405          735          996
Time Certificate of Deposits                 3,328        4,804        5,620
Total Interest Expense on Deposits        $  4,450     $  6,902     $  8,956

         At December 31, 2002, the scheduled contractual maturities of all time certificates of deposit were as follows:

(DOLLARS IN THOUSANDS)             DECEMBER 31, 2002
Three Months or Less                 $   53,226
Over Three Through Twelve Months         42,911
Over One Through Three Years              8,842
Over Three Years                          4,572
Total                                $  109,551

7        LONG TERM DEBT AND OTHER BORROWING ARRANGEMENTS

         The Bank maintains secured lines of credit with the Federal Home Loan Bank ("FHLB") and the Federal Reserve Bank, against which the Bank may take advances. The terms of these credit facilities require the Bank to maintain in safekeeping with the FHLB or Federal Reserve Bank, as applicable, eligible collateral of at least 100% of outstanding advances. To provide borrowing capacity for short-term liquidity needs, as of December 31, 2002 and 2001, the Company had $53,245,000 and $37,632,000 in loans and investment securities in safekeeping and pledged to the FHLB, respectively, and $7,000,000 and $8,000,000 in safekeeping and pledged to the Federal Reserve Bank, respectively. At December 31, 2001, there were no amounts outstanding on the FHLB line of credit. At December 31, 2002 and 2001, there were no amounts outstanding on the Federal Reserve Bank line of credit.

         The interest rates on FHLB and Federal Reserve Bank credit advances vary dependent on the term of the advance and the nature of the collateral supporting the advance. Interest is paid at maturity for overnight advances and monthly for other advances. Principal is due at maturity. The interest expense on all FHLB and Federal Reserve Bank advances was $596,000, $84,000, and $461,000 for the years ended December 31, 2002, 2001, and 2000, respectively.

         Advances from the Federal Home Loan Bank at December 31, 2002 consisted of:

(DOLLARS IN THOUSANDS)        DECEMBER 31, 2002
               AMOUNT                RATE              MATURITY DATE
$                2,500                     4.05%                01/25/05
                 2,500                     4.24%                01/31/05
                 2,500                     4.90%                01/25/07
                 2,500                     5.11%                01/29/07
                 5,000                     3.64%                04/16/12
$               15,000

8        INCOME TAXES

         The expense for income taxes for the years ended December 31, 2002, 2001 and 2000 consisted of the following:

(DOLLARS IN THOUSANDS)                            YEARS ENDED DECEMBER 31,
                                               2002          2001         2000
Current--
Federal                                      $  2,491      $     73     $    798
State                                              85            39          116
                                                2,576           112          914
Deferred--
Federal                                          (341)          357          560
State                                            (137)          118          201
                                                 (478)          475          761
                                             $  2,098      $    587     $  1,675

         The effective tax rate and statutory federal income tax rate are reconciled as follows:

                                                   YEARS ENDED DECEMBER 31,
                                              2002           2001           2000
Federal Statutory Income Tax Rate             34.0%          34.0%          34.0%
State Franchise Taxes, Net of Federal
   Income Tax Benefit                          7.0            7.2            7.2
Tax-Exempt Interest                           (0.5)          (7.9)          (4.9)
Income Tax Credits                            (7.1)          (5.1)            --
Other                                          1.5            1.2            1.8
                                              34.9%          29.4%          38.1%

         The components of the net deferred tax asset of the Company, recorded in other assets, as of December 31, 2002 and 2001, were as follows:

(DOLLARS IN THOUSANDS)                                          2002         2001
Deferred Tax Assets--
   Loan and Lease Losses                                    $  1,654     $  1,431
   California Franchise Tax                                       15           13
   Other Real Estate Owned                                        --           27
   Nonaccrual Loans                                              169          202
   Deferred Compensation                                         635          371
   Other                                                         192           24
Total Deferred Tax Assets                                   $  2,665     $  2,068
Deferred Tax Liabilities--
   Depreciation                                                  242          136
   Stock Dividends                                                53           40
   Unrealized Gain on Securities Available-for-Sale              776          434
   Other                                                          --           --
Total Deferred Tax Liabilities                              $  1,071     $    610
Net Deferred Tax Assets                                     $  1,594     $  1,458

9 MANDATORILY REDEEMABLE CUMULATIVE TRUST PREFERRED SECURITIES OF SUBSIDIARY GRANTOR TRUST ("TRUST PREFERRED SECURITIES")

         The Company formed CIB Capital Trust as a special purpose entity, which is consolidated into the Company's financial statements. CIB Capital Trust is a Delaware business trust and was formed for the sole purpose of issuing Company obligated mandatorily redeemable cumulative trust preferred securities of Subsidiary Grantor Trust holding solely junior subordinated debentures.

         During the fourth quarter of 2002, CIB Capital Trust issued 10,000 of its Floating Rate Trust Preferred Securities with a liquidation amount of $1,000 per security for gross proceeds of $10,000,000. The entire proceeds of the issuance were invested by CIB Capital Trust in $10,000,000 of Floating Rate Junior Subordinated Deferrable Interest Debentures of the Company, with identical maturity, repricing, and payment terms as the Trust Preferred Securities. The subordinated debentures represent the sole assets of CIB Capital Trust. The subordinated debentures mature on November 7, 2032, bear an initial interest rate of 5.27% (3.45% plus 3-month LIBOR), with repricing and interest payments due quarterly. The subordinated debentures are redeemable by the Company, subject to receipt by the Company of prior approval from the Federal Reserve Bank on November 7, 2007, and each quarter thereafter. The redemption price is par plus accrued and unpaid interest to the redemption date. The Trust Preferred Securities are subject to mandatory redemption to the extent of any early redemption of the subordinated debentures and upon maturity of the subordinated debentures in 2032.

         Holders of the Trust Preferred Securities are entitled to a cumulative cash distribution on the liquidation amount of $1,000 per security at an initial rate per annum of 5.27%. This rate adjusts quarterly two business days prior to each February 15th, May 15th, August 15th, and November 15th, to 3-month LIBOR plus 3.45%, provided, that the applicable interest rate may not exceed 12.5% through the interest payment date in November 2007. The distributions on the Trust Preferred Securities are treated as interest expense in the consolidated statement of income. The Company has the option to defer payment of the distributions for a period of up to five years, as long as the Company is not in default on the payment of interest on the Subordinated Debentures. The Trust Preferred Securities issued in the offering were sold in private transactions pursuant to an exemption from registration under the Securities Act of 1933, as amended. The Company has guaranteed, on a subordinated basis, distributions and other payments due on the Trust Preferred Securities.

         For financial reporting purposes, the subordinated debentures and related trust investments in the subordinated debentures have been eliminated in consolidation and the trust preferred securities are included in the consolidated balance sheet. Under applicable regulatory guidance, the amount of trust preferred securities that is eligible as Tier I capital is limited to twenty-five percent of the Company's Tier I capital on a pro forma basis. At December 31, 2002, $9,165,000 of the Trust Preferred Securities qualified as Tier I Capital, and the remaining $835,000 as Tier II capital.

         Deferred costs related to the issuance of the Trust Preferred Securities, which are included in other assets in the accompanying consolidated balance sheet, at December 31, 2002 were $328,000 and the amortization of the deferred costs was $11,000 during 2002.

10       COMMITMENTS AND CONTINGENCIES

         LEASES

         The Bank is obligated under a number of noncancellable operating leases for premises and equipment used for banking purposes. Minimum future rental commitments under noncancellable operating leases as of December 31, 2002 were as follows:

(DOLLARS IN THOUSANDS)

LEASE COMMITMENTS
2003                                     184
2004                                     189
2005                                     198
2006                                      59
2007                                      43
Thereafter                                30
                                   $     703

         Rent under operating leases was approximately $178,000, $143,000, and $53,000 in 2002, 2001, and 2000, respectively. Three of the Bank's branch facilities are leased with two having renewal options, with 5-year terms.

         FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

         The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business in order to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments consist of commitments to extend credit and letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized on the balance sheet.

         The Bank's exposure to credit loss in the event of nonperformance by the other party for commitments to extend credit and letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and letters of credit as it does for loans included on the balance sheet.

         Commitments to extend credit consist primarily of unfunded single-family residential and commercial real estate construction loans and commercial revolving lines of credit. Construction loans are established under standard underwriting guidelines and policies and are secured by deeds of trust, with disbursements made over the course of construction. Commercial revolving lines of credit have a high degree of industry diversification. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Standby letters of credit are generally secured and are issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

         At December 31, 2002, commercial loan commitments represent approximately 43% of total commitments and are generally secured. Real estate loan commitments represent 52% of total commitments and are generally secured by property with a loan-to-value ratio not to exceed 80%. Consumer loan commitments represent the remaining 5% of total commitments and are generally unsecured. In addition, the majority of the Bank's loan commitments have variable interest rates.

         The following financial instruments represent off-balance-sheet credit risk:

(DOLLARS IN THOUSANDS)                           DECEMBER 31,
                                               2002         2001
Loan Commitments                             $ 56,428     $ 40,832
Standby Letters of Credit                         572          520

         CORRESPONDENT BANKING AGREEMENTS

         The Company maintains funds on deposit with other federally insured financial institutions under correspondent banking agreements. Uninsured deposits totaled $17,462,000 at December 31, 2002.

         CONCENTRATIONS OF CREDIT RISK

         As of December 31, 2002, in management's judgment, a concentration of loans existed in real estate-related loans. At that date, approximately 72% of the Company's loans were real estate-related.

         Although management believes the loans within this concentration have no more that the normal risk of collectibility, a substantial decline in the performance of the economy in general or a decline in real estate values in the Company's primary market area, in particular, could have an adverse impact on collectibility, increase the level of real estate-related nonperforming loans, or have other adverse effects which alone or in the aggregate could have a material adverse effect on the financial condition of the Company.

         CONTINGENCIES

         The Company is subject to legal proceedings and claims, which arise in the ordinary course of business. In the opinion of management, the amount of ultimate liability with respect to such actions will not materially affect the consolidated financial position or consolidated results of operations of the Company.

11       SHAREHOLDERS' EQUITY

         At December 31, 2002, the Company was authorized to issue 20,000,000 shares of no par common stock. Of this amount, 2,152,751, and 2,115,419 shares of common stock were issued and outstanding at December 31, 2002 and 2001, respectively.

         The Company's Board of Directors approved a "Dutch Auction" Tender Offer to purchase up to 200,000 shares of its outstanding common stock at a price per share of not less than $22.00 nor more than $25.00 per share. The tender offer commenced on November 27, 2002 and expired on December 30, 2002. Under this offer, CIB purchased 76,292 shares of its common stock that were properly tendered at a price of $25.00 per share. Due to restrictions from our transfer agent regarding 517 lost shares, 75,775 shares were actually retired in 2002, while the 517 shares will be retired in 2003.

         EARNINGS PER SHARE

         A reconciliation of the numerators and denominators of the basic and diluted earnings per share computations:

(DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                           WEIGHTED AVERAGE
                                                                NET             SHARES           PER SHARE
         YEAR ENDED DECEMBER 31,                              INCOME        (DENOMINATOR)          AMOUNT
         BASIC EARNINGS PER SHARE
            2002                                             $   3,911          2,224,000        $    1.76
            2001                                                 1,409          2,216,000             0.64
            2000                                                 2,719          2,209,000             1.23

         EFFECT OF DILUTIVE SECURITIES-EMPLOYEE STOCK
            OPTIONS
            2002                                             $      --             20,000               --
            2001                                                    --             42,000               --
            2000                                                    --              3,000               --

         DILUTED EARNINGS PER SHARES
            2002                                             $   3,911          2,244,000        $    1.74
            2001                                                 1,409          2,258,000             0.62
            2000                                                 2,719          2,212,000             1.23

----------
All per share amounts and the weighted average number of common shares outstanding as shown in the preceeding table have been adjusted retroactively, as applicable, to reflect the 5% stock dividends distributed in each of the years presented.

         DIVIDENDS

         In August of 2002, 2001, and 2000, the Board of Directors authorized a 5% stock dividend that was distributed in September 2002, 2001, and 2000, respectively. All common stock and per share amounts have been retroactively adjusted to reflect the stock dividend.

         The Company's primary source of income with which to pay cash dividends is dividends from the Bank. The California Financial Code restricts the total dividend payment of any bank in any calendar year to the lesser of (1) the bank's retained earnings or (2) the bank's net income for its last three fiscal years, less distributions made to shareholders during the same three-year period. At December 31, 2002, retained earnings of $6,202,000 were free of such restrictions.

         SHARE REPURCHASE PLAN

         On November 13, 2001, the Company's Board of Directors approved a plan to repurchase, as conditions warrant, up to 5% of the Company's common stock on the open market. The duration of the plan is open-ended and the timing of purchases is dependent upon market conditions. During 2002, the Company repurchased 7,419 shares of its common stock pursuant to the plan.

         STOCK OPTIONS

         During 1989, the Bank adopted the Feather River State Bank 1989 Amended and Restated Stock Option Plan. The plan is nonqualified and provides that nonemployee directors and key employees may be granted options to purchase the Company's stock at the fair market value of the shares as determined by the Board of Directors. As of May 1995, all previously granted options to purchase the Bank's stock had been retired and exchanged for options to purchase the CIB's stock, on a one-for-one option basis. All granted options must be exercised within the earlier of ten years of the date of grant, or no later than three (3) months and one (1) day after any termination of employment, or status as a director. Vesting is determined at the time of grant by the Board of Directors.

         During 1996, the Company adopted the California Independent Bancorp 1996 Stock Option Plan ("1996 Plan"), which as of December 31, 2002, after adjustment for all subsequently distributed stock dividends and splits, sets aside 199,797 shares of no par value common stock of the Company for which options may be granted to key, full-time salaried employees and officers of the Company, as well as nonemployee directors of the Company. The exercise price of all options to be granted under the 1996 Plan must be at least 100% of the fair market value of the Company's common stock on the granting date. Additionally, the options must be paid in full at the time the option is exercised in cash, shares of the Company's common stock with a fair value equal to the purchase price, or a combination thereof. Under the 1996 Plan, all options expire no more than ten years after the date of grant.

         During 2000, the Company adopted the California Independent Bancorp 2000 Stock Option Plan ("2000 Plan"), which as of December 31, 2002, after adjustment for all subsequently distributed stock dividends and splits, sets aside 115,762 shares of no par value common stock of CIB. The 2000 Plan provides for the grant of Incentive Stock Options ("ISO") and Non-qualified Stock Options ("NQSO"), within the meaning of the Internal Revenue Code of 1986, as amended, to employees, including directors and officers who are also employees of the Company. The 2000 Plan also provides for other types of stock and option awards which may be granted to employees, officers and directors of the Company and its subsidiaries. Awards may also be granted to the Company's consultants, independent contractors, and advisors, provided they render bona fide services that are not in connection with the offer and sale of securities in a capital-raising transaction. Options granted may be exercised within the times or upon the events determined by the Stock Option Committee (the "Committee") as set forth in the Award Agreement governing such option. However, no option will be exercisable after the expiration of one hundred twenty (120) months from the date the option is granted.

         The vesting of any option granted under the 2000 Plan will be determined by the Committee at its sole discretion. The exercise price of each NQSO granted pursuant to the 2000 Plan will be determined by the Committee, but may not be less than eighty five percent (85%) of the fair market value of the stock subject to the option on the date the option is granted. The exercise price of each ISO granted pursuant to the 2000 Plan will also be determined by the Committee, but may not be less than one hundred percent (100%) of the fair market value of shares on the grant date, unless the optionee owns 10% or more of the combined voting power of the Company. In such event, the purchase price of the stock subject to the ISO may not be less than one hundred ten percent (110%) of the fair market value of shares on the grant date.

         A summary of the status of the Company's three stock option plans, after adjustment for all subsequently distributed stock dividends and splits at December 31, 2002, 2001, and 2000, and changes during the years then ended is presented in the table and narrative below.

                                                2002                        2001                       2000
                                                     WEIGHTED                    WEIGHTED                    WEIGHTED
                                                      AVERAGE                    AVERAGE                     AVERAGE
                                                     EXERCISE                    EXERCISE                    EXERCISE
                                        SHARES         PRICE        SHARES        PRICE        SHARES         PRICE
Outstanding at Beginning of Year          407,705   $     18.69       397,887   $    19.24       344,235    $    19.47
Granted                                   124,447         19.68        41,529        24.80       110,002         20.76
Exercised                                 (15,121)        13.00        (6,724)       17.28       (14,694)        12.62
Expired                                                      --            --           --        (1,044)         6.56
Forfeited                                (153,146)        19.16       (24,987)       19.23       (40,612)        20.25
Outstanding at End of Year                363,885         18.33       407,705        18.69       397,887         19.24
Exercisable at End of Year                266,000         17.68       313,847        18.02       309,551         18.87


----------
* Grants include net effect of additional options resulting from the 5% stock dividend distributed on September 20, 2002.

         The options outstanding at December 31, 2002 are illustrated in the following table.

                                                NUMBER OF            WEIGHTED             NUMBER OF
                                                 OPTIONS              AVERAGE              OPTIONS
                                               OUTSTANDING           REMAINING           EXERCISABLE
                                              DECEMBER 31,          CONTRACTUAL         DECEMBER 31,
     RANGE OF EXERCISE PRICES                     2002             LIFE (YEARS)             2002
         $10.08 -- $10.29                                8,284                  1.1                8,284
         $13.77 -- $14.93                               26,790                  3.9               26,790
         $16.46 -- $17.28                               58,849                  6.3               58,849
         $17.90 -- $18.10                               63,767                  5.7               63,767
         $18.47 -- $19.00                              121,835                  8.7               83,532
         $19.89 -- $21.77                               77,351                  8.4               23,676
         $22.71 -- $24.57                                7,009                  8.8                1,102
                                                       363,885                                   266,000

12       REGULATORY MATTERS

         The Company and the Bank are subject to certain regulatory requirements administered by the Board of Governors of the Federal Reserve System and the Federal Deposit Insurance Corporation ("FDIC"). Failure to meet these minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's and the Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. Each of these components is defined in the regulations. Management believes, as of December 31, 2002, the Company and the Bank met all capital adequacy requirements to which they are subject.

         In addition, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum Total Risk-Based, Tier 1 Risk-Based, and Tier 1 Leverage Ratios as set forth in the table. There are no conditions or events since that notification that Management believes have changed the institution's category.

         The Company and the Bank's actual capital amounts and ratios are also presented in the table:

                                                                              2002                        2001
                                                                      AMOUNT         RATIO       AMOUNT           RATIO
TIER I LEVERAGE RATIO:

   California Independent Bancorp and Subsidiary                    $  37,182          10.5%   $    26,490           8.6%
   Minimum regulatory requirement                                   $  14,162           4.0%   $    12,379           4.0%

   Feather River State Bank                                         $  29,609           8.4%   $    26,177           8.5%
   Minimum requirement for "Well Capitalized" institution           $  17,681           5.0%   $    15,461           5.0%
   Minimum regulatory requirement                                   $  14,145           4.0%   $    12,369           4.0%

TIER I RISKED BASED CAPITAL:

   California Independent Bancorp and Subsidiary                    $  37,182          14.0%   $    26,490          11.2%
   Minimum regulatory requirement                                   $  10,598           4.0%   $     9,434           4.0%

   Feather River State Bank                                         $  29,609          11.2%   $    26,177          11.1%
   Minimum requirement for "Well Capitalized" institution           $  15,877           6.0%   $    14,163           6.0%
   Minimum regulatory requirement                                   $  10,584           4.0%   $     9,442           4.0%

TOTAL RISK-BASED CAPITAL:

   California Independent Bancorp and Subsidiary                    $  41,238          15.6%   $    29,470          12.5%
   Minimum regulatory requirement                                   $  21,196           8.0%   $    18,868           8.0%

   Feather River State Bank                                         $  32,956          12.5%   $    29,159          12.4%
   Minimum requirement for "Well Capitalized" institution           $  26,461          10.0%   $    23,604          10.0%
   Minimum regulatory requirement                                   $  21,169           8.0%   $    18,884           8.0%

13       EMPLOYEE BENEFITS

         401(k) PROFIT SHARING PLANS

         The Bank formed a 401(k) Qualified Savings Plan ("the Plan") effective August 1, 1993. All full-time employees who have reached the age of 21 are eligible to participate following 90 days of employment. All eligible employees are 100% vested in their own contributions, which may be any whole percentage of pay between 2% and 15%, inclusive. Beginning January 1, 1995, the Bank made annual matching contributions, which were equal to 20% of each employee's elective contributions not exceeding 6% of pay. Contributions are invested under employee directed investment options.

         Beginning January 2000, the Bank made annual matching contributions equal to 50% of each employee's elective contributions not exceeding 6% of pay. Of the matching contributions, 50% is applied to an employer directed fund and 50% of the funds are applied to the purchase of CIB common stock. For the years ended December 31, 2002, 2001 and 2000, the Bank made matching contributions totaling $112,000, $115,000 and $127,000, respectively.

         EMPLOYEE STOCK OWNERSHIP PLAN

         The Bank formed an Employee Stock Ownership Plan (the "ESOP") effective January 1, 1988. Effective January 1, 1995, the ESOP was amended to recognize CIB and all of its employees as participants. All employees who have completed 90 days of service and have reached the age of 21 are eligible to participate in the ESOP. The ESOP provides for annual contributions at the discretion of the Board of Directors. The contributions are allocated based on the participants' compensation for the year. Employees vest ratably in the ESOP over six years. The ESOP borrowed $200,000 from a nonprofit corporation to acquire 8,125 shares of CIB common stock in June 2000. The borrowing is payable in five equal annual installments with interest at prime minus 1/2%, which rate was 3.75% at December 31, 2002. At December 31, 2002 and 2001 the amount outstanding was $80,000 and $120,000, respectively. The Bank made contributions to the ESOP of approximately $40,000 in each of the years 2002, 2001, and 2000.

         DEFERRED COMPENSATION PLAN

         The Bank has a nonqualified Deferred Compensation Plan, which provides directors and a former key executive with an unfunded, deferred compensation program. Under the plan, eligible participants may elect to defer some or all of their current compensation. Deferred amounts earn interest at an annual rate, ranging from 4.25% to 8.50% at December 31, 2002, determined by the Board of Directors.

         SALARY CONTINUATION PLANS

         The Company entered into salary continuation agreements to provide five key executives (including former executives), or their designated beneficiaries, with annual benefits for a specified number of years after retirement or death. The expense recognized under these plans for the years ended December 31, 2002, 2001, and 2000 totaled $184,000, $218,000, and $154,000, respectively.

14       OTHER NONINTEREST INCOME AND EXPENSE

         The components of other noninterest income and expense were as follows:

(DOLLARS IN THOUSANDS)                                           YEARS ENDED DECEMBER 31,
                                                              2002         2001         2000
Non-Insured Deposit Income                                  $    145     $    174     $    222
Gains on Sale of OREO                                            143           14          292
Earnings on Bank Owned Life Insurance Policies                   295          280          260
Other                                                            405          229          360
Total Other Noninterest Income                              $    988     $    697     $  1,134

Stationary & Supplies                                            249          214          184
Telephone Expense                                                266          333          297
Insurance                                                        235          197          187
Attorney Fees                                                    179          166          225
Directors Fees                                                   238          258          258
Courier Expense                                                  190          158          123
Other                                                          1,832        1,988        2,503
Total Other Noninterest Expense                             $  3,189     $  3,314     $  3,777

15       RELATED PARTY TRANSACTIONS

         During the normal course of business, the Bank enters into loans with related parties, including executive officers and directors. These loans are made with substantially the same terms, including rates and collateral, as loans to unrelated parties. The following is a summary of the aggregate activity involving related party borrowers:

(DOLLARS IN THOUSANDS)                           YEAR ENDED DECEMBER 31,
                                                   2002          2001
Loan Balances -- Beginning of Year               $  1,822      $  3,177
Disbursements                                       2,421           741
Collections                                          (560)       (2,096)
Loan Balances -- End of Year                     $  3,683      $  1,822

Undisbursed Commitments                          $    377      $    618

16       COMPREHENSIVE INCOME

         Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of other comprehensive income that historically has not been recognized in the calculation of net income. Unrealized gains and losses on the Company's available-for-sale investment securities are included in other comprehensive income. Total comprehensive income and the components of accumulated other comprehensive income are presented in the Consolidated Statements of Changes in Shareholders' Equity.

         The Company held securities classified as available-for-sale which had unrealized gains or losses as follows:

(DOLLARS IN THOUSANDS)

                                                                                               TAX
                                                                                BEFORE       (EXPENSE)      AFTER
                                                                                 TAX          BENEFIT        TAX
For the Year Ended December 31, 2002

Other comprehensive income:
   Unrealized holding gains                                                    $    703      $   (317)     $    386
   Less: reclassification adjustment for net losses included in net income          (55)           24           (31)

Total other comprehensive income                                               $    758      $   (341)     $    417

For the Year Ended December 31, 2001

Other comprehensive income:
   Unrealized holding gains                                                    $  1,408      $   (634)     $    774

Total other comprehensive income                                               $  1,408      $   (634)     $    774

For the Year Ended December 31, 2000

Other comprehensive income:
   Unrealized holding gains                                                    $  1,282      $   (577)     $    705

Total other comprehensive income                                               $  1,282      $   (577)     $    705

17       DISCLOSURE OF FAIR VALUE OF FINANCIAL INSTRUMENTS

         Disclosures include estimated fair values for financial instruments for which it is practicable to estimate fair value. These estimates are made at a specific point in time based on relevant market data and information about the financial instruments. These estimates do not reflect any premium or discount that could result from offering the Company's entire holdings of a particular financial instrument for sale at one time, nor do they attempt to estimate the value of anticipated future business related to the instruments. In addition, the tax ramifications related to the realization of unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of these estimates.

         Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the fair values presented.

         CASH AND CASH EQUIVALENTS

         For these short-term instruments, the carrying value approximates fair value.

         INVESTMENTS - SECURITIES

         For securities held-for-investment purposes, fair values are based on quoted market prices or dealer quotes. If quoted market prices are not available, fair values are estimated using quoted market prices for similar securities and indications of value provided by brokers.

         LOANS AND LEASES

         The fair value of loans and leases is estimated by discounting the future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings for the same remaining maturities. The fair value of nonperforming loans and leases is estimated based on allocating specific and general reserves to the various nonperforming loan and lease classifications.

         CASH SURRENDER VALUE OF LIFE INSURANCE POLICIES

         The fair value of life insurance policies are based on current cash surrender values at each reporting date provided by insurers.

         DEPOSITS

         The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

         OTHER LIABILITIES

         Other liabilities represent short-term instruments. The carrying amount approximates fair value.

         COMMITMENTS TO EXTEND CREDIT AND LETTERS OF CREDIT

         The fair value of amounts for fees arising from commitments to extend credit, standby letters of credit, and financial guarantees written are not material.

         The estimated fair values of the Bank's financial instruments at December 31, 2002 and 2001 were as follows:

                                                                   DECEMBER 31, 2002                 DECEMBER 31, 2001
(DOLLARS IN THOUSANDS)                                      CARRYING AMOUNT     FAIR VALUE     CARRYING AMOUNT     FAIR VALUE
FINANCIAL ASSETS:

Cash and Cash Equivalents                                   $        40,046     $   40,046     $        23,047     $   23,047
Investments                                                         100,239        100,305              77,996         78,090
Loans and Leases (Net)                                              207,896        211,016             186,783        190,538
Cash Surrender Value of Life Insurance Policies                       6,239          6,239               5,108          5,108
Interest Receivable                                                   2,070          2,070               2,091          2,091

FINANCIAL LIABILITIES:

Deposits                                                    $       306,726     $  310,253     $       275,576     $  276,264
Federal Home Loan Bank Advances                                      15,000         15,616                  --             --
Other Borrowings                                                         80             80                 120            120
Trust Preferred Securities                                           10,000         10,000                  --             --
Interest Payable                                                      1,407          1,407               1,247          1,247

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS:

Commitments to Extend Credit                                $        56,428     $   56,428     $        40,832     $   40,832
Standby Letters of Credit                                               572            572                 520            520

18       PRIOR PERIOD ADJUSTMENT

         The Company discovered an error that occurred in 1999 and 1998 related to the tax treatment of certain dividends on preferred stocks held in its investment portfolio. This adjustment had no effect on previously reported net income in 2001 and 2000. This prior period adjustment is reflected on the balance sheet as an increase in retained earnings and an increase in other assets of $242,000.

19       PARENT ONLY CONDENSED FINANCIAL STATEMENTS

                                                           DECEMBER 31,
(DOLLARS IN THOUSANDS)                                   2002         2001
BALANCE SHEET -
Assets:

   Cash and Due From Banks                             $  7,764     $     57
   Investment in Subsidiaries                            31,088       27,142
   Other Assets                                             608          448
   Total Assets                                        $ 39,460     $ 27,647

Liabilities and Shareholders' Equity

   Other Liabilities                                   $     94     $    192
   Subordinated Debentures                               10,310           --
   Shareholders'Equity                                   29,056       27,455
   Total Liabilities and Shareholders'Equity           $ 39,460     $ 27,647

                                                             YEAR ENDED DECEMBER 31,
                                                         2002          2001          2000
STATEMENT OF INCOME -

Other Expense                                          $   (659)     $   (401)     $   (216)
Loss Before Equity in Net Income of Subsidiaries       $   (659)     $   (401)     $   (216)
Equity in Net Income of Subsidiaries
   Distributed                                            1,145         1,307         1,010
   Undistributed                                          3,154           338         1,837
   Income Tax Benefit                                       271           165            90
Net Income                                             $  3,911      $  1,409      $  2,719

                                                                                               YEAR ENDED DECEMBER 31,
                                                                                         2002            2001            2000
STATEMENTS OF CASH FLOWS -

Operating Activities:
   Net Income                                                                         $    3,911      $    1,409      $    2,719
   Adjustments to Reconcile Net Income to Net Cash Provided by Operating
     Activities:
   Undistributed Earnings of Subsidiaries                                                 (3,154)           (338)         (1,836)
   Depreciation and Amortization                                                              11              --              --
   Decrease in Other Operating Assets                                                       (148)           (480)           (121)
   (Decrease) Increase in Other Operating Liabilities                                        (98)            190               2
Net Cash Used for Operating Activities                                                       522             781             764
Investing Activities:
   Investment in subsidiaries                                                               (310)             --              --
   Purchases of Premises and Equipment                                                        (3)             --              --
Net Cash Used for Investing Activities                                                      (313)             --              --
Financing Activities:
   Issuance of Subordinated Debentures                                                    10,310              --              --
   Stock Options Exercised                                                                   189             127             129
   Repurchase of Common Stock                                                             (2,047)             --              --
   Cash Dividends                                                                           (944)           (895)           (850)
   Cash Paid in Lieu of Fractional Shares                                                    (10)            (12)             (8)
Net Cash Provided by (Used in) Financing Activities                                        7,498            (780)           (729)
   Increase in Cash and Cash Equivalents                                                   7,707               1              35
Cash and Cash Equivalents, Beginning of Year                                                  57              56              21
Cash and Cash Equivalents, End of Year                                                $    7,764      $       57      $       56

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES

Net Unrealized Gain On Securities Held as Available-for-Sale (Net of Taxes)           $      417      $      774      $      705
Tax Benefit Arising From Exercise of Nonqualified Stock Options and Disqualifying
   Dispositions                                                                       $       45      $       16      $       59
Stock Dividends                                                                       $   2, 091      $   2, 285      $   1, 830

20       QUARTERLY STATEMENTS OF OPERATIONS (UNAUDITED)

         The following information is unaudited. However, in the opinion of Management, all adjustments, which include only normal recurring adjustments necessary to present fairly the results of operations for such periods, are reflected. Reference is made to "Management's Discussion and Analysis of Financial Condition and Results of Operations" for further explanation of results of operations.

QUARTERLY STATEMENTS OF OPERATIONS

                                                                   2002 QUARTER ENDED (UNAUDITED)
                                                      MARCH 31        JUNE 30      SEPTEMBER 30     DECEMBER 31
                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest Income                                      $    4,824     $    5,123     $      5,300     $     5,673
Interest Expense                                          1,165          1,173            1,390           1,428
Net Interest Income                                       3,659          3,950            3,910           4,245
Provision for Loan and Lease Losses                         150            150              150             100
Net Interest Income After Provision for Loan and
   Lease Losses                                           3,509          3,800            3,760           4,145
Noninterest Income                                          599            620              744             766
Noninterest Expense                                       2,934          3,137            2,930           2,933
Income Before Income Taxes                                1,174          1,283            1,574           1,978
Provision for Income Taxes                                  428            471              593             606
Net Income                                           $      746     $      812     $        981     $     1,372

Basic Earnings Per Share                             $     0.34     $     0.37     $       0.44     $      0.62
Diluted Earnings Per Share                           $     0.33     $     0.36     $       0.44     $      0.60
Weighted Average Shares Outstanding                   2,221,189      2,224,353        2,225,211       2,226,322

                                                                    2001 QUARTER ENDED (UNAUDITED)
                                                      MARCH 31         JUNE 30       SEPTEMBER 30     DECEMBER 31
                                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest Income                                      $     5,603     $     5,468     $      5,150     $     5,137
Interest Expense                                           2,116           1,848            1,673           1,385
Net Interest Income                                        3,487           3,620            3,477           3,752
Provision for Loan and Lease Losses                           --              --               --           2,450
Net Interest Income After Provision for Loan and
   Lease Losses                                            3,487           3,620            3,477           1,302
Noninterest Income                                           622             534              634             514
Noninterest Expense                                        3,085           3,000            3,035           3,075
Income Before Income Taxes                                 1,024           1,154            1,076          (1,259)
Provision (Benefit) for Income Taxes                         373             414              389            (590)
   Net Income (Loss)                                 $       651     $       740     $        687     $      (669)

Basic Earnings (Loss) Per Share                      $      0.29     $      0.33     $       0.31     $     (0.30)
Diluted Earnings (Loss) Per Share                    $      0.29     $      0.33     $       0.30     $     (0.30)
Weighted Average Shares Outstanding                    2,214,884       2,214,884        2,215,227       2,217,112

                          DIRECTORS AND MANAGEMENT TEAM
           CALIFORNIA INDEPENDENT BANCORP AND FEATHER RIVER STATE BANK

CALIFORNIA INDEPENDENT BANCORP AND                                CALIFORNIA INDEPENDENT BANCORP MANAGEMENT
FEATHER RIVER STATE BANK DIRECTORS
Alfred G. Montna                                                  John I. Jelavich
Chairman of the Board                                             President/Chief Executive Officer
Owner, Montna Farms

                                                                  Kevin R. Watson
John L. Dowdell                                                   Chief Financial Officer/Corporate Secretary
President/CEO, Dowdell Financial Services

                                                                  Douglas R. Marr
Harold M. Eastridge                                               Assistant Corporate Secretary
President, Trident Investment Corporation
Real Estate Development

                                                                  FEATHER RIVER STATE BANK MANAGING COMMITTEE

William H. Gilbert

Partner, Gilbert Orchards, Walnut Grower                          John I. Jelavich
                                                                  President/Chief Executive Officer

John I. Jelavich

President/Chief Executive Officer                                 Kevin R. Watson
California Independent Bancorp                                    Senior Vice President/Chief Financial Officer
President/Chief Executive Officer
Feather River State Bank                                          Kenneth M. Anderson
                                                                  Senior Vice President/Chief Banking Services Officer

Donald H. Livingstone

Teaching Professor, Brigham Young University                      Blaine C. Lauhon
Marriott School of Business                                       Senior Vice President/Regional Lending Manager

David A. Offutt                                                   Douglas R. Marr
President, Offutt, Shephard & Haven                               Senior Vice President/Chief Credit Officer
Attorneys-at-Law

                                                                  Steven P. Olin
William K. Retzer                                                 Senior Vice President/Regional Lending Manager
Chairman/CEO, Examen, Inc.

                                                                  FINANCIAL INFORMATION AND MEDIA CONTACT

Michael C. Wheeler                                                Analysts, stockholders and other investors seeking
President and General Manager,                                    financial information about California Independent
Wheeler Chevrolet-Oldsmobile-Cadillac                             Bancorp or any of its subsidiaries, or news media
                                                                  seeking general information, should contact:
DIRECTORS EMERITUS

                                                                  INVESTOR RELATIONS DEPARTMENT

Dale L. Green                                                     1227 Bridge St., Suite C
Chief Financial Officer, Dale L. Green, Inc.                      Yuba City, CA, 95991
Contractor                                                        (530) 674-6025 or
                                                                  (800) 258-4334
Lawrence Harris

Walnut Grower, Consulting Civil Engineer

                                                                  CERTIFIED PUBLIC ACCOUNTANTS/AUDITORS

Ross D. Scott                                                     Perry-Smith LLP
Owner, Scott Center, Physical Therapist

Louis F. Tarke                                                    LEGAL COUNSEL
Partner, Tarke Brothers & Anderson                                Bartel, Eng & Schroder
Walnut and Rice Grower                                            Sacramento, CA

                              BRANCHES AND OFFICES
              FOR INFORMATION CALL (530) 674-6000 OR (800) 258-4334

YUBA CITY, CA
       1.      Bridge Street Branch & Loan Center
               1221 Bridge Street

       2.      Colusa Avenue Branch & Loan Center
               777 Colusa Avenue

       3.      Loan Operations Center
               995 Tharp Road

       4.      Administrative Office
               CIB/FRSB Corporate Headquarters
               1227 Bridge Street, Suite C

ARBUCKLE,  CA
       5.      Arbuckle Branch
               540 Amanda Street

COLUSA,  CA
       6.      Colusa Branch
               655 Fremont Street

MARYSVILLE,  CA
       7.      Marysville Branch
               700 E Street

ROSEVILLE,  CA
       8.      Roseville Branch & Loan Center
               1552 Eureka Road, Suite 101

WHEATLAND,  CA
       9.      Wheatland Branch
               114 D Street

WOODLAND,  CA
       10.     Woodland Branch & Loan Center
               203 Main Street

LINCOLN,  CA
       11.     Lincoln Branch
               435 S. Highway 65, Suite A